Exhibit 10.2

PRIVILEGED AND CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AVALON LABORATORIES HOLDING CORP.,

NORDSON MEDICAL CORPORATION,

ARRIBA MERGER CORP.,

AMERICAN CAPITAL EQUITY III, LP, AS SECURITYHOLDERS’ REPRESENTATIVE

and

FOR THE LIMITED PURPOSES SET FORTH HEREIN, NORDSON CORPORATION.

Dated as of August 1, 2014

TABLE OF CONTENTS

Page
No table of contents entries found.

i

SCHEDULES

Disclosure Schedule
Schedule A	Pro Rata Share
Schedule B	Net Working Capital Illustration
Schedule C	List of Securityholders
Schedule 2.1(f)	Officers of Surviving Entity
Schedule 5.2	Pre-Closing Period Conduct of Business
Schedule 7.1(c)	Board Resignations
Schedule 7.1(d)	Estimated Indebtedness Payment

EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Certificate of Incorporation
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Written Consent
Exhibit F	Form of Non-Solicitation Agreement
Exhibit G	Form of SAR Recipient Acknowledgment

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter, and as may be amended from time to time, in accordance with the terms hereof, the “Agreement”), dated as of August 1, 2014, by and among Avalon Laboratories Holding Corp., a Delaware corporation (the “Company”), Nordson Medical Corporation, an Ohio corporation (“Parent”), Arriba Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), American Capital Equity III, LP, solely in its capacity as the Securityholders’ Representative hereunder (the “Securityholders’ Representative”) (collectively, the “Parties”), and, for the limited purposes set forth in Section 10.14, Nordson Corporation, an Ohio corporation (“Guarantor”). Capitalized terms used in this Agreement without definition shall have the meaning given to such terms in Section 1.1 hereof.

RECITALS

WHEREAS, Parent and Merger Sub desire to acquire 100% of the issued and outstanding equity interests of the Company on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, in furtherance of such acquisition, the respective boards of directors of each of Parent and Merger Sub, and the board of the Company, have each approved this Agreement, and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”).

WHEREAS, the board of directors of Merger Sub has recommended this Agreement for adoption and approval by its stockholder.

WHEREAS, following the execution of this Agreement, the Company shall obtain, in accordance with Section 228 of the DGCL, a unanimous written consent of its stockholders, in the form attached as Exhibit E hereto, approving this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 251 of the DGCL (the “Written Consent”).

WHEREAS, pursuant to the Written Consent, the stockholders of the Company shall appoint the Securityholders’ Representative to act in such capacity in connection with the Merger and the Transactions and the transactions contemplated by the Transaction Documents.

NOW, THEREFORE, in consideration of the above premises and the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Standards” means the accounting methods, policies, principles, practices and procedures used by the Company in the preparation of the Interim Balance Sheet, and shall not include or give effect to any purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions.

“Actual Closing Cash” means the Cash of the Company and its Subsidiaries as of the close of business on the Closing Date, as finally determined pursuant to Section 2.6.

“Actual Transaction Expenses” means the actual Transaction Expenses unpaid as of the Closing (including the amount of the payments being made under Section 2.3(a)(v)), as finally determined pursuant to Section 2.6.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, for purposes of this Agreement, (i) neither the Company nor any of its Subsidiaries shall be considered an Affiliate of any current or former Securityholder (or any of their respective Affiliates) and (ii) neither the Company nor any of its Subsidiaries shall be considered an Affiliate of Parent or Merger Sub prior to the Closing.

“Aggregate Option Exercise Amount” means the aggregate amount of the per share exercise price payable for the vested portion of all Eligible Options.

“American Capital” means American Capital Equity III, LP.

“Antitrust Authorities” means the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other domestic or foreign Governmental Body having jurisdiction with respect to the Transactions pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, in each case as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other applicable competition, merger control, antitrust or similar Laws.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash” means cash and cash equivalents on hand, in transit, or in deposit accounts of the Company and its Subsidiaries, in each case, as of the close of business on the Closing Date.

“Certificates” means the stock certificates representing all of the outstanding shares of Company Capital Stock.

“Charter” means the Restated Articles of Incorporation of the Company dated December 14, 2007.

“Class A Common Stock” means Class A Voting Common Stock, par value $0.001 per share.

“Class B Common Stock” means Class B Non-Voting Common Stock, par value $0.001 per share.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, codified at 15 U.S.C. § 12 et seq. and 29 U.S.C. §§ 52–53, and the rules and regulations promulgated thereunder.

“Closing Date Working Capital” means the actual Net Working Capital as of the close of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A Common Stock and Class B Common Stock.

“Company Capital Stock” means the Class A Common Stock, Class B Common Stock, and Preferred Stock.

“Confidentiality Agreement” means that certain confidentiality agreement entered into by Parent and the Company on or prior to the date hereof, as amended.

“Consent” means any approval, consent, license, permit, notice or other authorization (including any Governmental Authorization).

“Contract” means any legally binding contract, lease or other property agreement, license, indenture, note, bond, agreement, permit, concession, franchise, commitment, mortgage, partnership or joint venture agreement, instrument or other legally binding agreement, whether written or oral.

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any of its Subsidiaries or (ii) which together with the Company or any of its Subsidiaries is treated as a single employer under Section 414(t) of the Code.

“Current Assets” means, on a consolidated basis, the current asset line item accounts set forth on Schedule B.

“Current Liabilities” means, on a consolidated basis, the current liability line item accounts set forth on Schedule B.

“Damages” means all assessments, levies, awards, judgments, losses, fines, penalties, damages, amounts paid in settlement, costs and expenses, including reasonable attorneys’, accountants’, investigators’ and experts’ fees and expenses incurred in investigating or defending any claim; provided that Damages shall exclude consequential and punitive damages (except to the extent such damages are payable to a third party).

“Disclosure Schedule” means the Disclosure Schedule of the Company attached to this Agreement.

“Eligible Option” means each Option that (a) has an exercise price per share less than the Estimated Price Per Share set forth in the Estimated Statement and (b) is fully or partially vested on or prior to the Closing Date in accordance with the terms thereof (after giving effect to any vesting which is triggered by the transactions contemplated herein).

“Eligible Optionholder” means any Person holding an Eligible Option.

“EMA” shall mean the European Medicines Agency.

“Employee Benefit Plans” means all “employee benefit plans,” as defined in Section 3(3) of ERISA and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, equity ownership, equity purchase, equity option, phantom equity, retirement, vacation, severance, salary continuation, disability, death benefit, hospitalization, medical or other plan, program, contract or arrangement, and any trust, escrow or similar arrangement related thereto, whether or not funded, (i) that are sponsored or maintained by, or contributed to by, the Company or any of its Subsidiaries, (ii) with respect to which the Company or any of its Subsidiaries have made or are required to make payments, transfers or contributions and that provide benefits or compensation to any current or former employee, officer or director of the Company, its Subsidiaries or any member of the Controlled Group, or (iii) with respect to which the Company or any of its Subsidiaries have any Liability.

“Encumbrance” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), security interest, charge, easement, tenancy or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to capital stock or other equity interest, any option or other right to purchase or any restriction on voting or other rights, but excluding any restrictions on transfer under federal or state securities Laws.

“Engagement Letter” means that certain engagement agreement between the Company and PJC.

“Enterprise Value” means $180,000,000.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air (including, indoor air or indoor air quality), including any material or substance used in the physical structure of any building or improvement.

“Environmental Law” means any applicable Law relating to pollution or the protection of the Environment, natural resources or human health and safety with respect to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Amount” means an amount equal to $5,400,000.

“Estimated Price Per Share” means (a)(i) the Estimated Merger Consideration plus (ii) the Aggregate Option Exercise Amount minus (iii) 92.5% of the Escrow Amount minus (iv) 92.5% of the Securityholders’ Representative Amount divided by (b) the Fully Diluted Common Shares.

“Federal Trade Commission Act” means Federal Trade Commission Act of 1914, as amended, codified 15 U.S.C. § 41 et seq., and the rules and regulations promulgated thereunder.

“FDA” shall mean the U.S. Food and Drug Administration.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 321 et seq., and all regulations promulgated thereunder.

“Fully Diluted Common Shares” means (a) all shares of the Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Common Stock held in the treasury of the Company, if any) plus (b) all shares of the Preferred Stock issued and outstanding immediately prior to the Effective Time (with such number of shares of Preferred Stock calculated, for this purpose, by treating the shares of Preferred Stock as having been converted into outstanding shares of Class A Common Stock without the need for actual conversion (and without having been actually converted) pursuant to the Charter, but excluding shares of Preferred Stock held in the treasury of the Company, if any) plus (c) the aggregate number of Option Shares.

“GAAP” means United States generally accepted accounting principles as in effect at an applicable time, applied consistently by the Company and its Subsidiaries’ in accordance with past practices.

“Governmental Authorization” means any approval, consent, license, permit, franchise, registration, qualification, certificate or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Laws.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private), in each case, whether federal, state, local or foreign.

“Hazardous Materials” means any pollutant, toxic substance, waste, or material that is defined or otherwise regulated under any Environmental Law as “toxic” or “hazardous” or “contaminant”, and including without limitation asbestos and asbestos-containing materials, petroleum or petroleum-containing materials, radiation and radioactive materials, other harmful biological agents, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, codified at 15 U.S.C. § 18a et seq, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person (i) all indebtedness for borrowed money, (ii) any accrued and unpaid interest on and any prepayment premiums, penalties or similar contractual charges in respect of any Indebtedness repaid at the Closing or that are triggered by the Closing, (iii) any liability evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) any liability for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, (v) any liability for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout,” “holdback” or similar payments, (vi) any liability under interest rate swap, hedging or similar agreements, (vii) any liability for declared but unpaid dividends payable on preferred stock, and (viii) current management fees payable to American Capital; provided, that any of the foregoing shall not be considered Indebtedness to the extent accrued for in the calculation of the Closing Date Working Capital. Indebtedness will also include any liability of others described in clauses (i) through (viii) above that any Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For the avoidance of doubt, Indebtedness shall not include any payables or loans of any kind or nature between or among the Company and its wholly-owned Subsidiaries.

“Indebtedness Amount” means the amount of Indebtedness of the Company and its Subsidiaries as of the Closing (without giving effect to repayments of Indebtedness occurring in connection with the Closing, including payment of the Estimated Indebtedness Payment, or any Indebtedness incurred on behalf of Parent or Merger Sub or any of their respective Affiliates (as determined immediately prior to Closing)), as finally determined pursuant to Section 2.6.

“Independent Accounting Firm” means KPMG LLP, and if such firm refuses or is unable to perform the requested services, Parent and the Securityholders’ Representative shall negotiate in good faith to agree upon a different independent accounting firm, which such other accounting firm the parties agree shall be one of the twenty largest accounting firms in the United States.

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Intellectual Property” means all of the following: (i) patents; (ii) trademarks, service marks, trade dress, trade names, corporate names, together with all goodwill associated with the foregoing; (iii) Internet domain names; (iv) copyrights, including copyrights in computer software; (v) registrations and applications for any of the foregoing; (vi) trade secrets; (vii) all other intellectual property and proprietary rights; and (viii) all rights to enforce and to collect damages for past, present and future violations of the foregoing.

“IRS” means the Internal Revenue Service.

“Judgment” means any judgment, decision, order, decree, writ, injunction, ruling or award entered or issued by any Governmental Body.

“Knowledge” means the actual (and not imputed or constructive) knowledge of (i) with respect to the Company or any of its Subsidiaries, Michael Janish, John LeRosen, Dana Rodriguez and K. Paul Schmeling, and (ii) with respect to Parent and Merger Sub, their respective executive officers.

“Law” means any foreign, federal, state or local law (including common law), statute, code, rule, regulation or ordinance of any Governmental Body.

“Letter of Transmittal” means a Letter of Transmittal executed and delivered by a Securityholder in the form attached hereto as Exhibit D.

“Liability” means any direct or indirect liability, legally binding commitment or expense of any Person of any type, whether known, accrued, absolute, contingent, matured or unmatured.

“Management Agreement” means the Management Fee Agreement, dated January 9, 2008, among the Company, one or more of its Subsidiaries and American Capital (as transferee of American Capital, Ltd. (f/k/a American Capital Financial Services, Inc.)).

“Material Adverse Effect” means any change, event, development, state of facts, circumstances or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has occurred a “Material Adverse Effect”: any changes, events, developments, state of facts, circumstances or events that are (a) in interest or foreign exchange rates, (b) generally applicable to the industries and markets in which the Company or any of its Subsidiaries operate which does not have a disproportionate impact on the Company or its Subsidiaries, (c) generally applicable to the business or economic conditions in the United States or other localities in which the Company or its Subsidiaries operate, (d) generally applicable to financial, banking or securities markets, (e) relating to any change in Law, in GAAP or in any interpretation thereof which does not have a disproportionate impact on the Company or its Subsidiaries, (f) relating to or caused by Parent, Merger Sub or any of their respective Affiliates (determined immediately prior to the Closing), (g) arising from any action taken at the request of Parent, (h) resulting from earthquakes, hurricanes or other natural disasters or from the engagement in hostilities (or escalation thereof) whether or not pursuant to the declaration of a national emergency or war, or resulting from the occurrence of any military or terrorist attack, (i) relating to the failure of the Company or any of its Subsidiaries to meet any internal projections, or (j) resulting from the execution of this Agreement or any other Transaction Document, the public announcement of the Transactions or the transactions contemplated by the other Transaction Documents, or (ii) the ability of the Company to consummate the Transactions.

“Merger Consideration” means an amount equal to: (i) the sum of: (A) the Enterprise Value, (B) the Working Capital Adjustment Amount, and (C) Actual Closing Cash, minus

(ii) the sum of (X) the Indebtedness Amount and (Y) the Transaction Expenses. The Merger Consideration shall be estimated and finally determined pursuant to Section 2.6. The Merger Consideration shall be paid as and when described in this Agreement.

“Net Working Capital” means the Current Assets less the Current Liabilities, determined in accordance with the Accounting Standards, as of the close of business on the applicable date. For illustrative purposes, the determination of Net Working Capital as of April 30, 2014 is set forth on Schedule B.

“Option” means each option to purchase Class B Common Stock issued pursuant to the Option Plan, whether or not vested, that has not expired (or has fully or partially expired and is listed in Section 7.1(g) of the Disclosure Schedule) and that has not been forfeited or exercised in full prior to the Effective Time.

“Option Plan” means the Avalon Laboratories Holding Corp. 2008 Long-Term Incentive Plan, as amended to date.

“Option Share” means a share of Class B Common Stock issuable upon exercise of the vested portion of an Eligible Option in accordance with its terms.

“Optionholder” means any Person holding an Option.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Transaction Documents or satisfy all of its performance and payment obligations thereunder.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable as of the Closing Date, and Encumbrances for current Taxes and other charges and assessments of any Governmental Body that may thereafter be paid without penalty or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s or a Subsidiary’s financial statements in accordance with GAAP, (ii) Encumbrances of carriers, warehousemen, mechanics and materialmen that, in any case, have arisen in the Company’s or a Subsidiary’s ordinary course of business, are not material to the business, operations or financial condition of the Company’s or Subsidiary’s property so encumbered and are not resulting from a breach, default or violation by the Company or Subsidiary of any Contract or Law, (iii) other Encumbrances or imperfections of title to or on real or personal property that are not material in amount or do not materially detract from the existing use of the property affected by such Encumbrance or imperfection, (iv) all Encumbrances and other similar restrictions of record identified in any title reports made available to Parent, (v) Encumbrances imposed by Law that relate to obligations that are not yet due and payable, have arisen in the Company’s or a Subsidiary’s ordinary course of business, are not material to the business, operations or financial condition of the Company’s or Subsidiary’s property so encumbered and are not resulting from a breach, default or violation by the Company or Subsidiary of any Contract or Law, (vi) Encumbrances that secure obligations reflected as liabilities in the Audited Financial Statements or the Unaudited Financial Statements (or the existence of which is referred to in the notes accompanying the Audited Financial Statements), (vii) any Encumbrances

permitted to be outstanding under any of the documents governing the Indebtedness to be repaid at Closing pursuant to the terms hereof, (viii) Encumbrances registered under the Uniform Commercial Code as adopted in any particular state or similar legislation in other jurisdictions by any lessor or licensor of personal property to the Company, (ix) Encumbrances to lenders incurred in deposits made in the ordinary course in connection with maintaining bank accounts, (x) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature and (xi) Encumbrances created by any of the Transaction Documents, or by the actions of Parent.

“Person” means an individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, unincorporated organization, association, organization or other entity or form of business enterprise or Governmental Body.

“PJC” means Piper Jaffray & Co.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Preferred Stock” means the Series A-1 Preferred Stock and Series A-2 Preferred Stock.

“Proceeding” means any judicial, administrative or arbitral claims (including counterclaims), actions, suits, mediation or proceedings brought or conducted by or before any Governmental Body.

“Pro Rata Share” means the percentages set forth on Schedule A, which Schedule A shall be delivered by the Securityholders’ Representative to Parent not later than two Business Days prior to the Closing.

“Real Property” means any and all real property and interests in real property of the Company or any Subsidiary (together will all buildings, structures, fixtures and improvements thereon), including the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Company or any Subsidiary.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.

“Representative” or “Representatives” means, with respect to a particular Person, any director, member, limited or general partner, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“SAR Payments” means those payments due upon the Closing to the SAR Recipients pursuant to the SAR Plan and any applicable grant agreements thereunder (including any amount that is a “Contingent Total Amount” under Section 8 of the SAR Plan).

“SAR Plan” means the Amended and Restated Avalon Laboratories Holding Corp. 2008 Executive Incentive Compensation Plan.

“SAR Recipient” means a Person who has received a grant of Units (as defined in the SAR Plan) pursuant to the SAR Plan that has not expired or been forfeited or exercised in full prior to the Effective Time.

“Securityholders” means all Persons identified on Schedule C as a “Securityholder.”

“Securityholders’ Representative Amount” means an amount equal to $500,000, which amount shall be paid by Parent to the Securityholders’ Representative in accordance with Section 2.3(a)(iv) and shall be used to satisfy costs, expenses and/or liabilities of the Securityholders’ Representative and/or the Securityholders in connection with matters hereunder. For the avoidance of doubt, at no time shall any portion of the Securityholders’ Representative Amount be available for satisfaction of indemnification claims under Article 8.

“Series A-1 Preferred Stock” means Series A-1 Preferred Stock, par value $0.001 per share.

“Series A-2 Preferred Stock” means Series A-2 Preferred Stock, par value $0.001 per share.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, codified at 15 U.S.C. § 1 et seq, and the rules and regulations promulgated thereunder.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Working Capital Lower Threshold” means $6,750,000.

“Target Working Capital Upper Threshold” means $7,250,000.

“Tax” or “Taxes” means all (i) all federal, state, local, provincial and foreign income, alternative or add-on minimum, gross receipts, sales, use, ad valorem, escheat, abandoned or unclaimed property, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other similar assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or taxing authority, whether disputed or not, (ii) all liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (iii) all liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (iv) all liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.

“Third Party Claim” means any action, suit, proceeding, investigation, or like matter (except a claim by an officer, or director to enforce its rights under Section 5.4), which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns against any Indemnified Party or to which any Indemnified Party is subject.

“Transaction Expenses” means (i) the fees and expenses incurred by the Company or its Subsidiaries (on behalf of the Company, its Subsidiaries or otherwise) in connection with the drafting, negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions and the transactions contemplated by the Transaction Documents, including amounts paid pursuant to the Engagement Letter (but, for the avoidance of doubt, not including any fees and expenses incurred by or on behalf of Parent, Merger Sub or any of their respective Affiliates (as determined immediately prior to the Closing)); provided that no amounts paid pursuant to the Engagement Letter shall be deemed incurred by or on behalf of Parent, Merger Sub or of any of their respective Affiliates, (ii) all bonus compensation payable to any of the directors, independent contractors, officers, managers or other employees of the Company or any of its Subsidiaries in connection with the consummation of the Transactions, including the SAR Payments, and including the employer portion of any payroll, Social Security or similar Taxes owed with respect to such bonus compensation, and (iii) any closing or other transaction fees paid to the Securityholders or any of their respective Affiliates in connection with the transactions contemplated by the Transaction Documents; provided, that any of the foregoing amounts in clauses (i), (ii) and (iii) shall not be considered Transaction Expenses to the extent included in the calculation of Indebtedness or the Closing Date Working Capital.

“Underwater Option” means each Option that has an exercise price per share equal to or greater than the Estimated Price Per Share set forth in the Estimated Statement.

“WARN Act” means the Worker Adjustment and Retraining Act of 1988, as amended, and any similar state, local or foreign law.

“Working Capital Adjustment Amount” means (i) in the event that the Closing Date Working Capital, as finally determined pursuant to Section 2.6, is greater than the Target Working Capital Upper Threshold, the positive amount equal to such Closing Date Working Capital minus the Target Working Capital Upper Threshold, (ii) in the event that the Closing Date Working Capital, as finally determined pursuant to Section 2.6, is less than the Target Working Capital Lower Threshold, the negative amount equal to such Closing Date Working Capital minus the Target Working Capital Lower Threshold or (iii) otherwise, zero dollars ($0).

“Working Capital Initial Adjustment Amount” means (i) in the event that the Estimated Closing Working Capital is greater than the Target Working Capital Upper Threshold, the positive amount equal to the Estimated Closing Working Capital minus the Target Working Capital Upper Threshold, (ii) in the event that the Estimated Closing Working Capital is less than the Target Working Capital Lower Threshold, the negative amount equal to the Estimated Closing Working Capital minus the Target Working Capital Lower Threshold or (iii) otherwise, zero dollars ($0).

1.2 Index of Certain Other Definitions. The following capitalized terms used in this Agreement have the meanings located in the corresponding section below.

Term	Section
280G Stockholder Vote	Section 5.16
AC Indemnitors	Section 5.4(g)
Accounting Firm Allocation	Section 2.6(c)
Adjustment Amount	Section 2.6(d)
Agreement	Introduction
Audited Financial Statements	Section 3.7(a)
Certificate of Merger	Section 2.1(c)
Claiming Party	Section 10.1
Closing	Section 2.1(b)
Closing Date	Section 2.1(b)
Collateral Source	Section 8.6(b)
Confidential Information	Section 5.6(b)
Consolidated Tax Return	Section 5.7(a)
Company	Introduction
Company Required Vote	Section 3.22
Company Transaction Documents	Section 3.2(a)
Continuing Employee	Section 5.11
D&O Indemnitees	Section 5.4(a)
Deductible	Section 8.3(b)
Defending Party	Section 10.1
Determination Date	Section 2.6(c)
DGCL	Recitals
Dispute Notice	Section 2.6(c)
Dissenting Shares	Section 2.5(a)

Term	Section
Draft Computation	Section 2.6(b)
Effective Time	Section 2.1(c)
Environmental Permits	Section 3.17(a)
Escrow Agent	Section 2.3(a)(iii)
Escrow Agreement	Section 2.3(a)(iii)
Escrow Fund	Section 2.3(a)(iii)
Estimated Closing Cash	Section 2.6(a)
Estimated Indebtedness Amount	Section 2.6(a)
Estimated Indebtedness Payment	Section 2.3(a)(vi)
Estimated Merger Consideration	Section 2.6(a)
Estimated Statement	Section 2.6(a)
Estimated Transaction Expenses	Section 2.6(a)
Estimated Closing Working Capital	Section 2.6(a)
Excluded Shares	Section 2.2(b)
Financial Statements	Section 3.7(a)
Fundamental Representations	Section 8.3(a)
Guaranteed Obligations	Section 10.14
Guarantor	Introduction
Indemnification Tax Benefit	Section 8.6(b)
Indemnified Party	Section 8.4
Indemnifying Party	Section 8.4
Initial SAR Payment Amount	Section 2.3(b)
Interim Balance Sheet	Section 3.7(a)
Jointly Privileged Information	Section 5.13
Leased Real Property	Section 3.9(b)
Litigation Conditions	Section 8.5(b)
Material Contracts	Section 3.10(a)
Material Customers	Section 3.23
Material Suppliers	Section 3.23
Medical Plan	Section 5.11
Merger	Recitals
Merger Sub	Introduction
Minor Claim	Section 8.3(a)
Option Cancellation Amount	Section 2.3(c)
Owned Intellectual Property	Section 3.14(a)
Parent	Introduction
Parent Adjustment Amount	Section 2.6(d)(ii)
Parent Indemnitee	Section 8.1
Parent Transaction Documents	Section 4.1
Parties	Introduction
Pre-Closing Period	Section 5.2
Privilege Period	Section 5.7(b)(iii)
Projections	Section 4.10
Real Property Leases	Section 3.9(b)
Securityholder Indemnitee	Section 8.2

Term	Section
Securityholders’ Representative	Introduction
Seller Group	Section 10.13
Survival Period	Section 8.3(c)
Surviving Entity	Section 2.1(a)
Tail Policy	Section 5.4(c)
Tax Claim	Section 5.7(d)
Tax Refunds	Section 5.7(f)
Tax Sharing Direction Letter	Section 5.7(f)
Transactions	Section 2.1(a)
Transaction Documents	Section 2.1(a)
Transition Period	Section 5.11
Unaudited Financial Statements	Section 3.7(a)
Updated Schedules	Section 5.8
Written Consent	Recitals

1.3 Other Definitional and Interpretive Matters.

(a) Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (iv) the word “or” shall be inclusive and not exclusive, (v) all references to Articles and Sections refer to the Articles and Sections of this Agreement, all references to Schedules refer to the Schedules attached to or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (vi) each reference to “herein” means a reference to “in this Agreement,” (vii) each reference to “$” or “dollars” shall be to United States dollars, (viii) each reference to “days” shall be to calendar days, (ix) each reference to any contract or agreement shall be to such contract or agreement as amended, supplemented, waived or otherwise modified from time to time prior to the date of this Agreement and (x) accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under GAAP; provided, however, that to the extent that a definition of a term set forth in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control. Unless otherwise expressly provided herein, the measure of a period of one month or one year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18th is March 18th, and one month following March 31 is May 1.

(b) Any matter set forth in any section of the Disclosure Schedule shall be deemed set forth in all other sections of the Disclosure Schedule so long as the relevance of such matter to such other section of the Disclosure Schedule is reasonably apparent on its face. The inclusion of any information (including dollar amounts) in any section of the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by any party that such information is required to be listed in such section of the Disclosure Schedule or is material to or outside the ordinary course of the business of the Company, its Subsidiaries or Parent or Merger Sub, as the case may be. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. In addition, the Company may include in the Disclosure Schedule disclosure with respect to items that would not have a Material Adverse Effect within the meaning of such term, and any such inclusion shall not be deemed to be an acknowledgement by the Company that such items, or any of them, would have a Material Adverse Effect or further change, amend or define the meaning of the term “Material Adverse Effect” for purposes of this Agreement. The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

(c) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of the Transaction Documents.

ARTICLE 2

THE MERGER; MERGER CONSIDERATION

2.1 The Merger; Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Entity”) and shall succeed to and assume all of the rights and obligations of Merger Sub and the Company in accordance with the DGCL. The Merger and the other transactions contemplated by this Agreement are collectively referred to herein as the “Transactions,” and this Agreement and each other agreement entered into in connection with the Transactions, including the Escrow Agreement, the Non-Solicitation Agreement, the Written Consent and the Letter of Transmittal are collectively referred to herein as the “Transaction Documents.”

(b) The closing for the Merger (the “Closing”) shall take place at the offices of Arnold & Porter LLP, 555 12th Street, NW, Washington, DC 20004, at 10:00 A.M. (Eastern Time) on the second Business Day (the “Closing Date”) following the satisfaction or waiver of all conditions of the parties to consummate the Transactions (other than the conditions with respect to actions the respective parties will take at the Closing itself, but subject to the satisfaction or waiver of such conditions) or at such other place or on such other date or time as is mutually agreed to by Parent and the Company; provided, however, that the Closing will not in any event occur prior to August 8, 2014 (and the Parties’ current intent is that the Closing will occur on August 8, 2014).

(c) On the Closing Date, the Company and Parent shall cause a Certificate of Merger in the form of Exhibit A attached hereto (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties and specified in the Certificate of Merger (the “Effective Time”).

(d) The certificate of incorporation of the Company shall be amended at the Effective Time to read substantially in the form of Exhibit B attached hereto and, as so amended, such certificate shall be the certificate of incorporation of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.

(e) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity, effective as of the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(f) The individuals set forth on Schedule 2.1(f) shall be the officers of the Surviving Entity, effective as of the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(g) The bylaws of Merger Sub immediately prior to the Effective Time shall be the bylaws of the Surviving Entity, effective as of the Effective Time, until the change or amendment thereof as provided therein or under applicable Law.

2.2 Effect on Capital Stock of Merger Sub and Parent. Subject to the terms and conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Securityholders or the holders of equity interests of Merger Sub:

(a) Capital Stock of Merger Sub. At the Effective Time, all of the issued and outstanding capital stock of Merger Sub shall be converted into and become one hundred percent (100%) of the issued and outstanding capital stock of the Company.

(b) Cancellation of Company Capital Stock. At the Effective Time, each share of Company Capital Stock issued by the Company and outstanding immediately prior to the Effective Time and (i) held in the treasury of the Company or (ii) owned by a Subsidiary of the Company (the shares referenced in clauses (i) and (ii), collectively, the “Excluded Shares”), shall cease to be outstanding, shall be cancelled and retired without any conversion thereof and without payment of any consideration therefor and shall cease to exist.

(c) Company Capital Stock. Subject to Section 2.4 and Section 2.5, at the Effective Time, each share of Company Capital Stock issued by the Company and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Dissenting Shares) shall be converted (with such number of shares of Preferred Stock calculated, for this purpose, by treating the shares of Preferred Stock as having been converted into outstanding shares of Class A Common Stock without the need for actual conversion (and without having been actually converted) pursuant to the Charter) into the right to receive cash in an amount equal to (x) (i) the Merger Consideration plus (ii) the Aggregate Option Exercise Amount, divided by (y) the Fully Diluted Common Shares.

(d) No Further Rights. All Company Capital Stock issued by the Company, when cancelled and/or converted pursuant to this Section 2.2, shall no longer be outstanding and shall automatically be cancelled and retired, and each Securityholder shall cease to have any rights with respect thereto, except the right to receive the amount of cash consideration with respect to such Company Capital Stock set forth in this Agreement.

(e) Dissenting Shares. The Dissenting Shares shall cease to exist and shall be automatically retired, and each holder of a certificate that, immediately prior to the Effective Time, represented Dissenting Shares shall cease to have any rights with respect to Company Capital Stock other than as described in Section 2.5.

(f) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Capital Stock shall thereafter be made.

2.3 Payments and Distributions on the Closing Date.

(a) Stockholder and Certain Other Payments. At the Closing, Parent shall pay by wire transfer in immediately available funds:

(i) to each holder of Common Stock, an amount equal to the Estimated Price Per Share multiplied by the number of shares of Common Stock (other than Dissenting Shares) owned by such holder;

(ii) to each holder of Preferred Stock, an amount equal to the Estimated Price Per Share multiplied by the number of shares of Common Stock (other than Dissenting Shares) into which the shares of Preferred Stock owned by such holder are convertible as of immediately prior to the Effective Time;

(iii) to PNC Bank, N.A. (the “Escrow Agent”), an amount equal to the Escrow Amount for deposit into an escrow account (the “Escrow Fund”), to be held for the Survival Period (subject to any then-pending claims made in accordance with this Agreement) and distributed as provided in an escrow agreement substantially in the form of Exhibit C attached hereto, to be entered into at Closing by Parent, the Escrow Agent and the Securityholders’ Representative (the “Escrow Agreement”);

(iv) to the Securityholders’ Representative, cash in an amount equal to the Securityholders’ Representative Amount to be applied in accordance with the terms of this Agreement;

(v) the Estimated Transaction Expenses other than the SAR Payments (which are payable pursuant to Section 2.3(b)), to the extent not paid by the Company and/or its Affiliates prior to the Closing;

(vi) on behalf of the Company and its Subsidiaries, to the appropriate Persons in accordance with the wire instructions set forth on the applicable schedule indicated below and the payoff letter delivered at or prior to Closing, all Indebtedness and other obligations of the Company and its Subsidiaries set forth on Schedule 7.1(d), which shall be delivered to Parent no later than three (3) Business Days prior to the Closing Date (the “Estimated Indebtedness Payment”); and

(vii) the payments set forth in Sections 2.3(b) and 2.3(c).

(b) SAR Payments. At Closing, Parent will pay to the Company an amount (the “Initial SAR Payment Amount”) equal to (x) the aggregate amount of the SAR Payments minus (y) the sum of (A) the SAR Recipients’ Pro Rata Shares of the Securityholders’ Representative Amount plus (B) the SAR Recipients’ Pro Rata Share of the Escrow Amount, and following such payment, the Company will pay promptly (but in no event later than seven (7) Business Days) by wire transfer or direct deposit to each SAR Recipient his or her respective portion of the Initial SAR Payment Amount (subject to any applicable employee Taxes and withholdings), and the Company shall remit the portion of the Initial SAR Payment Amount that is withheld for Taxes to the appropriate Governmental Bodies. For the avoidance of doubt, the SAR Recipients will not be entitled to participate in the distribution (if any) of the “Adjustment Amount” to the Securityholders in accordance with Section 2.6(d). The Company shall terminate the SAR Plan as of the Closing such that no new award may be made thereunder.

(c) Option Cancellation Payments. The Company shall cause each Eligible Option to be cancelled, as of the Closing, in exchange for the Eligible Optionholder being entitled to receive an amount in cash (subject to any applicable employee Taxes and withholdings) equal to the product of (i) the total number of Option Shares subject to such cancelled Eligible Option and (ii) the Estimated Price Per Share less the applicable exercise price per share of such Eligible Option (the aggregate of such amounts for all Eligible Options, the “Option Cancellation Amount”). The Company shall cause each Option that is not an Eligible Option, if any, to be cancelled without consideration as of the Closing, and shall terminate the Option Plan as of the Closing such that no new award may be made thereunder. At Closing, Parent will pay to the Company an amount equal to the Option Cancellation Amount, and following such payment the Company will pay promptly (but in no event later than seven (7) Business Days) by wire transfer or direct deposit to each Eligible Optionholder his or her respective portion of the Option Cancellation Amount (subject to any applicable employee Taxes and withholdings), and the Company shall remit the portion of the Option Cancellation Amount that is withheld for Taxes to the appropriate Governmental Bodies. From and after the Effective Time, no Option shall be exercisable, and each Option shall only entitle the holder thereof to receive the amount of cash consideration with respect to such Option set forth in this Agreement.

2.4 Mechanism of Payment and Delivery of Certificates.

(a) Upon delivery to Parent of a Certificate, together with a Letter of Transmittal covering such Certificate and duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive at the Closing (or, such Certificate and Letter of Transmittal are delivered after the Closing, no later than three (3) Business Days after the delivery to Parent of such Certificate and Letter of Transmittal), in exchange therefor, cash in the amount calculated pursuant to Section 2.3(a)(i) and/or (ii) for the Company Capital Stock evidenced by such Certificate, which amount shall be paid by wire transfer in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the delivery or transfer of any Certificate. If the consideration provided for herein is to be delivered in the name of a Person other than the Person in whose name the Certificate was delivered, it shall be a condition of such delivery that the Certificate so delivered shall be properly endorsed and otherwise in proper form for transfer. Until delivered in accordance with the provisions of this Section 2.4(a), each Certificate (other than for Dissenting Shares and Excluded Shares) shall represent, for all purposes, only the right to receive cash in the amount set forth in this Agreement in respect of the Company Capital Stock formerly evidenced by such Certificate, without any interest thereon.

(b) In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery to Parent of an affidavit of loss and indemnity (in form and substance reasonably acceptable to Parent) of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and the making by such Person of a customary indemnity, Parent shall issue in exchange for such lost, stolen or destroyed Certificate the Securityholder’s amount payable for shares of Company Capital Stock represented by such Certificate pursuant to the terms of this Agreement.

2.5 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by the holders of Company Capital Stock who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, any portion of the amount payable for shares of Company Capital Stock pursuant to the terms of this Agreement. Such holders of Company Capital Stock shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by the holders of Company Capital Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any portion of the amount payable for shares of Company Capital Stock pursuant to the terms of this Agreement, without any interest thereon, upon surrender, in the manner provided herein, of the Certificate or Certificates that formerly evidenced such shares, together with such Letter of Transmittal duly executed and completed in accordance with the instructions thereto.

(b) The Company shall (i) give Parent and the Securityholders’ Representative prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and (ii) at the Closing, deliver to Parent a certificate listing the names and addresses of each holder of Company Capital Stock who has demanded appraisal rights, and any other instruments served pursuant to the DGCL and received by the Company. Parent shall have the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Parent may, without the prior written consent of the Securityholders’ Representative, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Prior to the Closing, except with the prior written consent of Parent, the Company will not make any payment with respect to, or settle or offer to settle, any such demands.

2.6 Post-Closing Adjustments.

(a) Estimated Statement. No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent (i) a statement (the “Estimated Statement”) setting forth in reasonable detail the Company’s good faith estimate of (A) Closing Date Working Capital (such estimate, “Estimated Closing Working Capital”) and resulting calculation of the Working Capital Initial Adjustment Amount, (B) the Actual Closing Cash (such estimate, “Estimated Closing Cash”), (C) the Indebtedness Amount (such estimate, the “Estimated Indebtedness Amount”), and (D) the Actual Transaction Expenses (such estimate, “Estimated Transaction Expenses”), which such Estimated Statement shall be prepared on a consolidated basis in accordance with the Accounting Standards, and (ii) the Company’s estimated calculation of the Merger Consideration as a result of the estimates described in the foregoing clause (i) (such estimate, “Estimated Merger Consideration”).

(b) Draft Computation; Merger Consideration Calculation. As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereof, Parent shall cause to be prepared and delivered to the Securityholders’ Representative the following (collectively, the “Draft Computation”): (i) a statement of its calculation of the Working Capital Adjustment Amount, the Actual Closing Cash, the Indebtedness Amount, and the Actual Transaction Expenses and (ii) its calculation of the Merger Consideration as a result of the calculations described in the foregoing clauses. The Draft Computation shall be prepared on a consolidated basis in accordance with the Accounting Standards. The parties agree that the purposes of preparing the Draft Computation and determining the related purchase price adjustment contemplated by this Section 2.6 are to measure the amount of Actual Closing Cash, the Indebtedness Amount, the Actual Transaction Expenses and any changes in Net Working Capital, and such processes are not intended to permit the introduction of (and no party shall be permitted to introduce) different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies than those reflected in the Accounting Standards, but instead to require that each calculation be done in a manner consistent with the Accounting Standards. From and after the Closing Date until the Determination Date (as defined below), Parent will make available to the Securityholders’ Representative and its auditors, promptly upon the request of the Securityholders’ Representative, during normal business hours and upon reasonable notice, all employees and advisors relevant to the preparation of the calculations reflected in the Draft Computation and all records and work papers reflected in the Draft Computation.

(c) Determination Procedures. Within sixty (60) calendar days after its receipt of the Draft Computation, the Securityholders’ Representative shall provide Parent with a written notice of any disagreement with the Draft Computation setting forth in reasonable detail those items and amounts that the Securityholders’ Representative disputes (the “Dispute Notice”); provided, however, that any Dispute Notice may only include objections based on the

Securityholders’ Representative’s belief that (x) the Draft Computation included assumptions or applied principles that conflict with the Accounting Standards, this Section 2.6(c) and/or the applicable definitions in this Agreement or otherwise was not determined in accordance with the Accounting Standards, Section 2.6(c) and/or the applicable definitions in this Agreement and/or (y) the Draft Computation contained mathematical errors. If the Securityholders’ Representative delivers a Dispute Notice with respect to some, but not all, of the items or amounts included in the Draft Computation within such 60-day period, then the Securityholders’ Representative shall be deemed to have agreed with Parent’s calculations of all items and amounts set forth in the Draft Computation that were not disputed in such duly and timely delivered Dispute Notice. If no such Dispute Notice is received by Parent on or prior to the close of business on the last day of such sixty (60) calendar day period, the Draft Computation and the calculation of Working Capital Adjustment Amount, Actual Closing Cash, the Indebtedness Amount, the Actual Transaction Expenses and the Merger Consideration set forth therein shall be deemed accepted by the Securityholders’ Representative. If any such Dispute Notice is timely provided, Parent and the Securityholders’ Representative shall use their commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree in writing) to resolve any disagreements with respect to the Draft Computation or the calculation of the Working Capital Adjustment Amount, Actual Closing Cash, the Indebtedness Amount, the Actual Transaction Expenses or the Merger Consideration. If, at the end of such period, they are unable to resolve such disagreements, then the Independent Accounting Firm shall resolve any remaining disagreements. Parent and the Securityholders’ Representative shall use their commercially reasonable efforts to cause the Independent Accounting Firm to review those items or amounts remaining in dispute as promptly as practicable, but in any event within thirty (30) days of the date on which such Dispute Notice is referred to the Independent Accounting Firm. The Independent Accounting Firm will review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with the Accounting Standards. The scope of the disputes to be arbitrated by the Independent Accounting Firm is limited to whether the Draft Computation or the calculation of Working Capital Adjustment Amount, Actual Closing Cash, the Indebtedness Amount, the Actual Transaction Expenses and the Merger Consideration were done in a manner consistent with the Accounting Standards, the principles set forth in this Section 2.6(c) and the applicable definitions in this Agreement, and whether there were mathematical errors in determining the Working Capital Adjustment Amount, Actual Closing Cash, the Indebtedness Amount, the Actual Transaction Expenses or the Merger Consideration, and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Working Capital is correct. The fees, costs and expenses of the Independent Accounting Firm shall be allocated to Parent based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accounting Firm (the “Accounting Firm Allocation”). Solely by way of illustration, if Parent claims before the Independent Accounting Firm that the determination of Net Working Capital as of the Closing Date is $1,000,000, and the Securityholders’ Representative claims before the Independent Accounting Firm that the determination of Net Working Capital as of the Closing Date is $1,500,000, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Parent $300,000 of the $500,000 difference, then the costs and expenses of the Independent Accounting Firm will be allocated 60% (i.e., 300,000 ÷ 500,000) to the Securityholders’ Representative (on behalf of the Securityholders) and 40% (i.e., 200,000 ÷ 500,000) to Parent. Parent and the Securityholders’ Representative, on behalf of the Securityholders, will retain the Independent Accounting Firm and each pay 50% of any retainer. During the engagement, the Independent Accounting Firm will bill 50% of the total charges to Parent and 50% of the total charges to the Securityholders’ Representative (on behalf of the Securityholders), and Parent and the Securityholders’ Representative shall each timely pay or cause to be paid such amounts. The Accounting Firm Allocation will be settled by Parent and the Securityholders’ Representative in a manner consistent with such allocation within ten (10) days after the Determination Date. The determination of the Independent Accounting Firm shall be set forth in a written statement delivered to the Securityholders’ Representative and Parent and shall be final, conclusive and binding on the parties, absent fraud or manifest error. The date on which the Draft Computation and the Working Capital Adjustment Amount, Actual Closing Cash, the Indebtedness Amount, Actual Transaction Expenses and the Merger Consideration are finally determined in accordance with this Section 2.6(c) or Section 2.6(e) is hereinafter referred to as the “Determination Date.”

(d) Adjustment Amount. The “Adjustment Amount” means the difference between (i) the Merger Consideration (taking into consideration the final agreements or determinations as to the Draft Computation, Working Capital Adjustment Amount, Actual Closing Cash, the Indebtedness Amount, and the Actual Transaction Expenses pursuant to this Section 2.6) and (ii) the Estimated Merger Consideration.

(i) If the Merger Consideration as finally determined under this Section 2.6 exceeds the Estimated Merger Consideration, then promptly, and in any event within five (5) Business Days following the Determination Date, Parent shall pay to the Securityholders’ Representative (or to the Securityholders, as directed by the Securityholders’ Representative), by wire transfer of immediately available funds to an account designated in writing by the Securityholders’ Representative, the amount equal to the Adjustment Amount (with amounts being distributed to each Securityholder, net of any withholding Taxes, in accordance with instructions from the Securityholders’ Representative).

(ii) If the Estimated Merger Consideration exceeds the Merger Consideration as finally determined under this Section 2.6, then promptly, and in any event within five (5) Business Days following the Determination Date, Parent and the Securityholders’ Representative shall cause the Escrow Agent to pay to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, from the Escrow Fund an amount equal to the absolute value of the Adjustment Amount (such amount, the “Parent Adjustment Amount”).

(e) Non-Delivery of Draft Computation. If, for any reason, Parent fails to deliver the Draft Computation within the time period required by Section 2.6(b), the amounts of the Estimated Working Capital Adjustment Amount, Estimated Indebtedness Amount, Estimated Transaction Expenses, Estimated Closing Cash and Estimated Merger Consideration delivered by the Company to Parent provided in the Estimated Statement shall be considered for all purposes of this Agreement as being Parent’s “Draft Computation” and the Securityholders’ Representative shall have all of its rights under this Section 2.6 with respect to such computation (including the rights to seek information relating to and/or to challenge such computation).

2.7 Securityholders’ Representative.

(a) Appointment. The Securityholders’ Representative has been (or will be pursuant to the Letter of Transmittal) appointed, authorized and empowered to act, on behalf of each of the Securityholders, as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such Securityholder which may be necessary, convenient or appropriate to facilitate the consummation of the Transactions, including but not limited to: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Securityholders and others, in accordance with this Agreement and subject to the terms hereof; (iii) receipt and forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) giving or agreeing to, on behalf of the Securityholders, any and all consents, waivers, amendments or modifications deemed by the Securityholders’ Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement or any of the instruments to be delivered to Parent or Merger Sub pursuant to this Agreement; (vii) taking actions the Securityholders’ Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (viii) (A) dispute or refrain from disputing any claim made by Parent or any other Parent Indemnitee under this Agreement or other agreements contemplated hereby, (B) negotiate and compromise, on behalf of the Securityholders, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) execute, on behalf of the Securityholders, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Securityholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

(b) Authorization. Notwithstanding Section 2.7(a), in the event that the Securityholders’ Representative, with the advice of counsel, is of the opinion that it requires further authorization or advice from the Securityholders with respect to any matters concerning this Agreement, the Securityholders’ Representative shall be entitled to seek such further authorization from, and to confer with, the Securityholders prior to acting on their behalf. The Securityholders’ Representative may obtain such further authorization (i) at a meeting of the Securityholders, called by the Securityholders’ Representative with at least five days advance notice in writing, at which the holders of a majority of votes referred to in the next sentence are present and approve such authorization or (ii) in the form of a writing executed by a majority of the number of votes referred to in the next sentence, which writing shall thereafter be sent to each Securityholder that did not execute such writing promptly after its execution, provided that the failure to send such writing to such Securityholder shall not render invalid or void any such authorization. In such event, each Securityholder shall have a number of votes equal to his, her or its Pro Rata Share multiplied by 100, and the authorization of a majority of such number of votes shall be binding on the Securityholders and shall constitute the authorization of the Securityholders.

(c) Reliance. Parent shall be entitled to deal exclusively with the Securityholders’ Representative on all matters relating to this Agreement, the Escrow Agreement and any agreement with the Securityholders’ Representative deemed, pursuant to Section 2.7(a) to be necessary or appropriate herewith or therewith. Parent shall be fully protected in dealing with the Securityholders’ Representative under this Agreement and may rely upon the authority of the Securityholders’ Representative to act on behalf of the Securityholders. Any payment by Parent to the Securityholders’ Representative to the extent authorized under this Agreement shall be considered a payment by Parent to the Securityholders. The appointment of the Securityholders’ Representative is coupled with an interest and shall not be revocable by any Securityholder in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable law.

(d) Acts of the Securityholders’ Representative. The Securityholders’ Representative may resign from its capacity as the Securityholders’ Representative at any time by written notice delivered to Parent and each Securityholder. If there is a vacancy at any time in the position of the Securityholders’ Representative for any reason, such vacancy shall be filled by the Securityholders’ vote in the manner contemplated by Section 2.7(b).

(e) No Liability. The Securityholders’ Representative shall not be liable to Parent or any Securityholder in its capacity as the Securityholders’ Representative for any Liability of any Securityholder or for any error of judgment, or any act done or step taken or omitted by it that it believed to be in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement or the Escrow Agreement except in the case of fraud or willful misconduct by it. The Securityholders’ Representative may seek the advice of reputable legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no Liability in its capacity as the Securityholders’ Representative to Parent or any Securityholder and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.

(f) Expenses and Liabilities. Any expenses or liabilities incurred by the Securityholders’ Representative in connection with the performance of its duties under this Agreement or the Escrow Agreement shall not be the personal obligation of the Securityholders’ Representative but shall be payable by the Securityholders based on each Securityholder’s Pro Rata Share. The Securityholders’ Representative may from time to time submit invoices to the Securityholders covering such expenses and/or liabilities and, upon the request of any Securityholder, the Securityholders’ Representative shall provide such Securityholder with an accounting of all expenses paid. In addition to any other rights or remedies, the Securityholders’ Representative may, upon notice, offset any amounts determined by it to be owed to the Securityholders’ Representative against the Securityholders’ Representative Amount and against any amounts to be paid to the Securityholders hereunder. Subject to the limitations set forth in the next succeeding proviso, upon any distribution to the Securityholders’ Representative of funds from Parent or the Surviving Entity following the Closing (but not at the Closing) pursuant to this Agreement or from the Escrow Fund pursuant to the Escrow Agreement, the Securityholders’ Representative may (x) set off any expenses or liabilities incurred by the Securityholders’ Representative in its capacity as the Securityholders’ Representative against such funds otherwise distributable to the Securityholders or (y) retain a portion of such funds as additional funds to be used in the same manner as the Securityholders’ Representative Amount if the Securityholders’ Representative believes in good faith that such retention of funds may be necessary to satisfy the expenses or liabilities of the Securityholders’ Representative under this Agreement or the Escrow Agreement; provided that the Securityholders’ Representative may not retain funds from any such distribution to the extent that the amount retained from such distribution plus any remaining and unused portion of the Securityholders’ Representative Amount would exceed the original amount of the Securityholders’ Representative Amount; and provided further that, in the case of the foregoing clauses (x) and (y), any amount set off or retained in accordance with such clauses shall be set off against and/or retained from such funds otherwise distributable to the Securityholders on a pro rata basis in accordance with their respective Pro Rata Shares.

(g) Indemnification of the Securityholders’ Representative. The Securityholders shall severally, but not jointly, indemnify and hold harmless, pro rata based on the Pro Rata Shares, the Securityholders’ Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Securityholders’ Representative’s execution and performance (solely in its capacity as the Securityholders’ Representative and not in its capacity as a Securityholder) of this Agreement, except for fraud or willful misconduct by the Securityholders’ Representative.

(h) Distribution of the Securityholders’ Representative Amount. Except as otherwise agreed between the Securityholders’ Representative and the Securityholders, the Securityholders’ Representative shall distribute any portion of the Securityholders’ Representative Amount and any other amounts retained by the Securityholders’ Representative in accordance with Section 2.7(f) that has not been utilized by it to satisfy its liabilities or expenses as the Securityholders’ Representative or other obligations of the Securityholders hereunder to Securityholders pro rata based upon their respective Pro Rata Shares (net of any amounts owed by the Securityholders to the Securityholders’ Representative and net of any applicable withholding taxes) at such time or times as the Securityholders’ Representative may determine in its discretion following the later to occur of (x) the end of the Survival Period and (y) the final resolution of all claims against the Securityholders under this Agreement that arise prior to the end of the Survival Period; provided that in no event shall any distribution be made to any Optionholder with respect to his or her Eligible Option or any SAR Recipient with respect to his or her SAR Payment after the fifth anniversary of the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES WITH RESPECT

TO THE COMPANY AND ITS SUBSIDIARIES

Except as otherwise set forth in the Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date:

3.1 Organization and Good Standing. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable, and has all necessary corporate, limited liability company or other power and authority, as the case may be, to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases. The Company and each of its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing (if applicable) in each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification, except where the failure to be so qualified would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries has made available to Parent true and correct copies of the certificate of incorporation and bylaws (or other applicable organizational documents) of the Company and each of its Subsidiaries, as currently in effect.

3.2 Power and Authorization; Enforceability.

(a) Subject to receipt of the Written Consent, the Company has all requisite right, power, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or is specified to be, a party (collectively, the “Company Transaction Documents”), to perform its obligations hereunder and thereunder, and to consummate the Transactions and the transactions contemplated by the other Transaction Documents. All necessary corporate action has been taken by the Company to authorize the execution, delivery and performance by the Company of this Agreement and each other Company Transaction Document and, other than the Company Required Vote, no other act or proceeding on the part of the Company or its stockholders is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other Company Transaction Document or the consummation of the Merger. The Company has duly executed and delivered this Agreement and, at or prior to the Closing, assuming receipt of the Required Company Vote, will have duly executed and delivered each other Company Transaction Document.

(b) This Agreement is, and each other Company Transaction Document, when duly executed and delivered at Closing by the Company, will be, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its respective terms, except as enforceability of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

(c) On or prior to the date hereof, the Board of Directors of the Company has, at a meeting duly called and held in which all directors were present, unanimously determined that this Agreement and the transactions provided for herein, including the Merger, are fair to and in the best interest of the Company and its stockholders, and adopted resolutions by a unanimous vote (i) approving this Agreement and (ii) declaring this Agreement and the Merger are advisable and directed that this Agreement be submitted to the stockholders of the Company for their adoption, which resolutions have not been subsequently withdrawn or modified.

3.3 No Conflicts.

(a) Provided that the Consents set forth in Section 3.3(b) of the Disclosure Schedule are obtained (or made, in the case of any notice) prior to the Closing Date, and assuming execution and delivery of the Written Consent sufficient to obtain the Company

Required Vote, neither the execution, delivery and performance of this Agreement and the other Company Transaction Documents nor the consummation of the Transactions or the transactions contemplated by the other Transaction Documents (in each case with or without the passage of time or the giving of notice, or both): (i) contravene, conflict with or result in a violation or breach of the organizational documents of the Company or any of its Subsidiaries; (ii) require any Consent from (or to, in the case of any notice) any Person under any of the terms or conditions of any Material Contract, or result in any termination rights, loss of benefits under or any obligation to make any payment under any Material Contract; (iii) result in the creation or imposition of any Encumbrance upon any of the assets of the Company or any of its Subsidiaries, other than Permitted Encumbrances; (iv) cause a loss or impairment of any material Governmental Authorization held by the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (v) violate any Law or Judgment.

(b) Section 3.3(b) of the Disclosure Schedule contains a complete and accurate list of each Consent of or with any Governmental Body or other Person in connection with the execution, delivery and performance of this Agreement and the other Company Transaction Documents by the Company or any of its Subsidiaries or consummation of the Transactions.

3.4 Capitalization; Indebtedness.

(a) The authorized, issued and outstanding shares of Company Capital Stock issued by the Company are fully and accurately set forth in Section 3.4(a) of the Disclosure Schedule, including the name and number of shares of Company Capital Stock held by each stockholder of the Company. The Company has not granted any preemptive rights, rights of first refusal or other similar rights with respect to any of such Company Capital Stock and there are no offers, options, warrants, rights, agreements or commitments of any kind granted by the Company relating to the issuance, conversion, registration, voting, sale or transfer of shares of Company Capital Stock issued by the Company or obligating the Company to purchase or redeem any of such shares of Company Capital Stock. The Company Capital Stock set forth in Section 3.4(a) of the Disclosure Schedule constitute all of the outstanding equity interests issued by the Company, and such shares of Company Capital Stocks have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.

(b) The authorized, issued and outstanding equity interests of each of the Company’s Subsidiaries and the name of each record holder of such equity interests are fully and accurately set forth in Section 3.4(b) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries has granted any preemptive rights, rights of first refusal or other similar rights with respect to any of such equity interests of any Subsidiary of the Company and there are no offers, options, warrants, rights, agreements or commitments of any kind granted by any Subsidiary of the Company relating to the issuance, conversion, registration, voting, sale or transfer of equity interests of such Subsidiary or obligating the Company or any of its Subsidiaries to purchase or redeem any of such equity interests. All of the issued and outstanding equity interests of the Company’s Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.

(c) Section 3.4(c) of the Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all Options, including holder, exercise price, expiration date, vesting date, number of underlying shares and whether such Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. Each Option was granted with an exercise price per share at least equal to the fair market value of a share of Class B Common Stock on the date of grant of such Option.

(d) Section 3.4(d) of the Disclosure Schedule sets forth a list of all outstanding Indebtedness of the Company and its Subsidiaries.

3.5 Compliance with Laws. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body of any violation of or failure to comply with any applicable Laws in any material respect which is pending or remains unresolved. Notwithstanding anything contained in this Section 3.5, no representation or warranty shall be deemed to be made in this Section 3.5 in respect of any intellectual property matters (which are addressed exclusively in Section 3.14), employee benefits matters (which are addressed exclusively in Section 3.16), environmental matters (which are addressed exclusively in Sections 3.6 and 3.17), matters related to the regulation of the business by the FDA (which are addressed exclusively in Section 3.18) or tax matters (which are addressed exclusively in Section 3.19).

3.6 Litigation. Section 3.6 of the Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, and for three (3) years prior thereto, of each material Proceeding pending, resolved, threatened in writing or, to the Knowledge of the Company, otherwise threatened against the Company, any of its Subsidiaries, their businesses or assets. To the Knowledge of the Company, there are no pending investigations by any Governmental Body with respect to the Company or any of its Subsidiaries. There are not any pending or unsatisfied material Judgments against the Company or any of its Subsidiaries or any of their respective businesses, properties or assets. There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company seeking to prevent or delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

3.7 Financial Statements.

(a) Section 3.7(a) of the Disclosure Schedule includes: (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2012 and December 31, 2013 (including the notes thereto, if any), and the related audited consolidated statements of income, equityholders’ capital and cash flows for the fiscal years then ended, together with the report thereon of Ernst & Young Global Limited (the “Audited Financial Statements”); and (ii) a consolidated unaudited balance sheet of the Company and its Subsidiaries as of June 30, 2014 (the “Interim Balance Sheet”) and the related consolidated unaudited statements of income, equityholders’ capital and cash flows for the six-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including the notes thereto, if any) fairly present in all material respects the consolidated financial condition, cash flows and results of operations of the Company and its Subsidiaries as at the date thereof and for the period therein indicated, and the Financial Statements have been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented, subject in the case of Unaudited Financial Statements to the absence of footnotes and changes resulting from year-end adjustments.

(b) Neither the Company nor any of its Subsidiaries has any Liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (i) reflected or reserved against in the Financial Statements (including all notes thereto), (ii) Liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet, (iii) Liabilities incurred in connection with the Transactions and (iv) Liabilities set forth on Schedule 3.7(b).

3.8 Absence of Certain Changes and Events. Since December 31, 2013, the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not occurred any change, event or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect. Except as contemplated by this Agreement, the Company and each of its Subsidiaries have complied in all material respects with the covenants and restrictions set forth in Sections 5.2(a)-5.2(d), 5.2(f)-(h), and 5.2(k)-(m) (and (n) to the extent applicable to the foregoing) to the same extent as if this Agreement had been executed on, and had been in effect since, December 31, 2013.

3.9 Owned and Leased Real Property.

(a) Neither the Company nor any of its Subsidiaries own any Real Property.

(b) Section 3.9(b) of the Disclosure Schedule lists all Real Property that is leased, licensed or otherwise used or occupied (but not owned) by the Company or any of its Subsidiaries (the “Leased Real Property”), identifying the entity that leases such Leased Real Property and whether such entity subleases to any third parties the use of any portion of such Leased Real Property. Except as set forth on Section 3.9(b) of the Disclosure Schedule, the entity identified as having an interest in the Leased Real Property listed on Section 3.9(b) of the Disclosure Schedule has a valid and subsisting leasehold interest in such Leased Real Property free and clear of any Encumbrances other than Permitted Encumbrances. A true and correct copy of each lease, license or occupancy agreement, and all amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to Parent in the Data Room, and no changes have been made to any Real Property Leases since the date of such delivery. All of the Leased Real Property is used or occupied by the Company or the Subsidiary identified in Section 3.9(b) of the Disclosure Schedule pursuant to a Real Property Lease. With respect to each Real Property Lease: (i) all rents, deposits and additional rents due pursuant to such Real Property Lease have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full and (ii) the operation of the business of the Company and any Subsidiary as it is currently conducted at such location does not violate such Real Property Lease. The Leased Real Property is (i) in good condition and repair (subject to normal wear and tear) and (ii) sufficient for the operation of the business of the Company and its Subsidiaries as it is currently conducted. Neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property. Neither the Company nor any Subsidiary has received any notice of any pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property, and to the Knowledge of the Company and the Subsidiaries, no such proceeding is threatened or contemplated.

3.10 Material Contracts.

(a) Section 3.10(a) of the Disclosure Schedule lists, by reference to the applicable subsection of this Section 3.10(a), the following Contracts to which the Company or one of its Subsidiaries is a party or pursuant to which any of its respective material properties or assets is bound (collectively, the “Material Contracts”):

(i) any Contract for the incurrence of Indebtedness for borrowed money by the Company or one of its Subsidiaries or any Contract under which the Company or one of its Subsidiaries guaranteed the Indebtedness for borrowed money of any other Person or any Contract relating to the issuance of letters of credit by or on behalf of the Company or any of its Subsidiaries;

(ii) any Contract providing for the sale, assignment, lease, license or other disposition of any asset of the Company or any of its Subsidiaries with a value in excess of $500,000 per annum, except for sales of inventory, sales of obsolete assets or sales of assets in the ordinary course of business;

(iii) (A) any partnership, limited liability company or joint venture agreement in which the Company or any of its Subsidiaries participates as a partner, member or joint venturer; and (B) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of its Subsidiaries, during the past three (3) years, of any operating business or material assets or the capital stock of any other Person;

(iv) any Contract to license in Intellectual Property, other than licenses to off-the-shelf software;

(v) (A) any leases, licenses or other occupancy agreements for the Leased Real Property; and (B) any Contract pursuant to which the Company or any of its Subsidiaries is a lessor of or permits any third party to hold or operate any property, personal or real, or is a lessee of, or holds or operates any personal property owned by another Person for which the annual rental exceeds $500,000;

(vi) any sales agency, sales representation, distributorship, broker or franchise Contract that is (A) not terminable without penalty on 90 days’ notice or less; and (B) requires payment by the Company or any of its Subsidiaries in excess of $500,000 per annum;

(vii) any Contract with the Offshore Group or any of its Affiliates;

(viii) any Contract that requires payment by the Company or any of its Subsidiaries in excess of $500,000 per annum, or provides for the Company or one of its Subsidiaries to receive any payments in excess of, or any property with a fair market value in excess of, $500,000 per annum;

(ix) any Contract containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment;

(x) any written Contract wherein the Company or any of its Subsidiaries has agreed to indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any Liability of any Person other than the Company or its Subsidiaries, other than any of the foregoing that are contained in commercial Contracts entered into in the ordinary course of business consistent with the past practice of the Company or any of its Subsidiaries;

(xi) (A) employment, consulting and non-competition Contracts with any employee, officer or consultant whose base annual compensation is equal to or greater than $100,000; and (B) collective bargaining agreements or Contracts with any labor union or association representing any employee of the Company or any of its Subsidiaries; and

(xii) (xii) any Contract containing “most favored nation” pricing terms or contractual warranties (other than customary warranties consistent with those provided in the ordinary course of business).

(b) Each Material Contract is in full force and effect and is valid, binding and enforceable against the Company or one of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto, except in each case as enforceability of such agreements may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief. Neither the Company nor any of its Subsidiaries has received written notice that it is in violation in any respect of any of the terms or conditions of any Material Contract and no party has given written notice of any significant dispute with respect to any Material Contract. The Company has not received written notice that any party intends to terminate or amend any Material Contract. A true and complete copy of each Material Contract has been made available to Parent.

3.11 Insurance. Section 3.11 of the Disclosure Schedule contains a true and complete list of each material insurance policy owned by, or maintained for the benefit of, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in material default under any such insurance policy. All such insurance policies are in full force and effect. All premiums due have been paid on such insurance policies, and neither the Company nor any of its Subsidiaries has received any written notice of cancellation of any such insurance policy or written notice with respect to any refusal of coverage thereunder.

3.12 Permits. Section 3.12 of the Disclosure Schedule contains a complete and correct list of all material Governmental Authorizations required for the operation of the business of the Company and each of its Subsidiaries as currently conducted; provided, however, that for purposes of this Section 3.12, “material Governmental Authorizations” will be deemed to include all Governmental Authorizations issued by the FDA, EMA or any similar Governmental Body. Each such Governmental Authorization is in full force and effect without any default or violation thereunder in any material respect by the Company or any of its Subsidiaries. In the three years prior to the date hereof, neither the Company nor any of its Subsidiaries have been notified in writing that any such Governmental Authorization may not be renewed in the ordinary course upon its expiration or that, by virtue of the Transactions, any such Governmental Authorization would not reasonably be expected to be renewed. There are no Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any such Governmental Authorization.

3.13 Personal Property.

(a) The Company or its Subsidiaries has good and marketable title to, or a valid leasehold interest in, or valid rights under a Contract to use, all tangible personal property and assets used or held for use in the conduct of the Company’s and its Subsidiaries’ business, free and clear of all Encumbrances (except Permitted Encumbrances) and such properties and assets have been maintained in accordance with the ordinary course of business consistent with past practice. Nothing in this Section 3.13 shall apply to intellectual property matters, which matters are addressed in Section 3.14 below.

(b) The tangible properties and assets owned, leased or licensed by the Company and its Subsidiaries are in working order (subject to normal wear and tear) and constitute all of the tangible properties and assets necessary to conduct their business as currently conducted.

3.14 Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedule contains a complete and correct list (setting forth the owner, countries, registration and application numbers and dates, as applicable, and in the case of unregistered Trademarks, country of use and date of first use) of all issued patents, patent applications, registered trademarks and service marks, applications for trademark and service mark registration, material unregistered trademarks and service marks, registered copyrights, applications for copyright registration, and domain name registrations that are solely owned by the Company or its Subsidiaries (the “Owned Intellectual Property”). Unless specifically provided in Section 3.14(a) of the Disclosure Schedule, all Owned Intellectual Property is valid and in force, and all fees associated with maintaining any Owned Intellectual Property required to have been set forth in Section 3.14(a) of the Disclosure Schedule have been paid in full in a timely manner to the proper Governmental Body.

(b) To the Knowledge of the Company, the Owned Intellectual Property is not being infringed by any third party. Neither the Company nor any of its Subsidiaries has granted or assigned to any Person any license or other right to use any Owned Intellectual Property, nor has the Company or any of its Subsidiaries otherwise agreed not to assert any such Owned Intellectual Property against any Person.

(c) The Company and its Subsidiaries solely own or have valid licenses to use, free and clear of Encumbrances (except Permitted Encumbrances), all Intellectual Property used by them or necessary for the operation of their respective businesses as currently conducted. Neither the Company nor any of its Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license it has to use Intellectual Property.

(d) To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted has not and does not infringe, misappropriate or violate any third-party rights in Intellectual Property. There is no pending Proceeding that challenges the Company’s or any of its Subsidiaries’ rights in, validity or scope of the Owned Intellectual Property, and neither the Company nor any of its Subsidiaries have received any written notice or written threat that the operation of their businesses does or may infringe or violate the rights of any Intellectual Property owned by a third party.

(e) The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their respective rights in all Owned Intellectual Property. The Company and its Subsidiaries have entered into confidentiality and non-disclosure agreements with all of their respective past and present directors, managers, officers, employees, consultants, contractors and agents and any other Person with access to the Owned Intellectual Property, or trade secrets, to protect the confidentiality and value of such Owned Intellectual Property, or trade secrets, and, to the Knowledge of the Company, there has not been any material breach by any of the foregoing of any such agreement.

(f) All Information Systems used by the Company and its Subsidiaries are sufficient for the conduct of their businesses as currently conducted. The Company and its Subsidiaries use commercially reasonable means to protect the security and integrity of all Information Systems used by the Company and its Subsidiaries.

(g) As of the Closing, the Surviving Entity will own, be licensed or otherwise have the valid right to exploit all Intellectual Property used by, or in the possession of, the Company and its Subsidiaries immediately prior to the Closing upon the same terms and subject to the same conditions as exploited by the Company and its Subsidiaries as of immediately prior to the Closing. The Owned Intellectual Property, together with the Intellectual Property that is licensed to the Company or any of its Subsidiaries, constitutes all of the Intellectual Property necessary to operate the Company’s and its Subsidiaries’ businesses as currently conducted.

3.15 Labor Matters. There are no collective bargaining or other labor union agreements currently in existence or being negotiated by the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Neither the Company nor any of its Subsidiaries has in the three (3) years prior to the date hereof encountered any labor union organizing activity or had any employee strikes or lockouts. There is no labor strike, dispute, work stoppage or slowdowns due to labor disagreements pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries. In the three years prior to the date hereof, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiaries or (ii) a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or its Subsidiaries.

3.16 Employee Benefits.

(a) Section 3.16(a) of the Disclosure Schedule contains a list of all material Employee Benefit Plans. Each Employee Benefit Plan has been maintained and administered in all material respects in compliance with its terms and any related documents or agreements and in all material respects in compliance with all applicable Laws (including all Laws governing the qualified status of any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code). There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans that would result in any material liability or excise tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries. No Employee Benefit Plan is maintained outside of the United States.

(b) The Company has made available to Parent true, complete and correct copies of (i) the document, if any, constituting such Employee Benefit Plan and any other operative plan document for the three (3) year period prior to the date hereof, or, in the case of any material unwritten Employee Benefit Plan, a written description thereof, (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service (if any such report was required) and the three most recent summary annual reports with respect to each Employee Benefit Plan (if any such summary annual report was required), (iii) all currently applicable summary plan descriptions and summaries of material modification for each Employee Benefit Plan for which such summary plan descriptions and summaries of material modification are required by Law, (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Benefit Plan, (v) all current determination or opinion letters from the IRS with respect to any of the Employee Benefit Plans, and (vi) material correspondence between the Company, its Subsidiary, or their representatives and any Governmental Body relating to any Employee Benefit Plan during the three-year period ending on the date hereof.

(c) None of the Company, its Subsidiaries and the members of the Controlled Group currently has, and at no time in the past has had, an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code, a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, a “defined benefit plan” within the meaning of Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, in each case, that will result in any liability to Parent, the Company or any of its Subsidiaries.

(d) With respect to any Employee Benefit Plan that is an employee welfare benefit plan, no such Employee Benefit Plan is funded through a “welfare benefit fund” (as such term is defined in Section 419(e) of the Code), and except as set forth on Section 3.16(d) of the

Disclosure Schedules, no benefits under any Employee Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code). With respect to each “group health plan” benefiting any current or former employee of the Company, any of its Subsidiaries or any member of the Controlled Group that is subject to Section 4980B of the Code, there has been no breach by the Company, its Subsidiaries or any member of the Controlled Group with the applicable requirements of Section 4980B(f) of the Code and Part 6 of Subtitle B of Title I of ERISA that will result in any liability to Parent, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries provides or has any obligation to provide post-employment medical, dental, vision or life benefits except as required under Section 4980B of the Code or similar state Law.

(e) The execution and delivery by the Company of this Agreement does not, the execution and delivery of any other Transaction Documents to which the Company is a party will not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not either alone or in conjunction with any other event (other than any event that independently triggers the results in the following clauses (i) - (ii) of this Section 3.16(e)), (i) entitle any current or former employee, officer, manager, director or consultant of the Company or its Subsidiaries to severance pay or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Benefit Plan or any severance or termination agreements or arrangements between the Company or any of its Subsidiaries and any current executive officer, manager, director or consultant of the Company or any of its Subsidiaries.

(f) All material contributions, premiums, transfers or payments under or with respect to each Employee Benefit Plan which are due on or before the Closing Date have been paid.

(g) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a currently effective favorable determination, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which the Employee Benefit Plan is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Employee Benefit Plan has been adopted and no event has occurred since the date of such letter covering such Employee Benefit Plan that could reasonably be expected to adversely affect such favorable determination.

(h) There is no pending or, to the Knowledge of the Company, threatened assessment, complaint, proceeding or investigation of any kind in any court or government agency with respect to any Employee Benefit Plan (other than routine claims for benefits).

(i) Neither the Company nor any of its Subsidiaries has made any binding agreement or commitment to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any of its Subsidiaries other than the Employee Benefit Plans, or to make any amendments to any of the Employee Benefit Plans.

(j) The Company and its Subsidiaries have reserved all rights necessary to amend or terminate each of the Employee Benefit Plans without the consent of any other person.

(k) No Employee Benefit Plan provides benefits to any individual who is not a current or former employee of the Company or any of its Subsidiaries, or a dependent or other beneficiary of any such current or former employee.

(l) Except as set forth on Section 3.16(l) of the Disclosure Schedules, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Transactions (or the transactions contemplated by the other Transaction Documents) by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Benefit Plan currently in effect could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(m) With respect to any Employee Benefit Plan or other payment or arrangement for which the Company or any of its Subsidiaries has liability that is subject to Section 409A of the Code, (i) the written terms thereof have at all times since January 1, 2009 been in compliance in all material respects with Section 409A of the Code and (ii) it has, at all times while subject to Section 409A of the Code, been operated in compliance in all material respects with Section 409A of the Code. No Person has a right to any gross up, reimbursement or indemnification from the Company or any of its Subsidiaries with respect to taxes incurred under Section 409A of the Code.

3.17 Environmental Matters. The representations and warranties contained in this Section 3.17 and Section 3.6 are the sole and exclusive representations and warranties of the Company pertaining or relating to any environmental, health or safety matters, including any matters arising under any Environmental Laws. Except as set forth in Section 3.6 or Section 3.17 of the Disclosure Schedule:

(a) the Company and each of its Subsidiaries are, and have been for the past five (5) years, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining and complying with all Governmental Authorizations required under all applicable Environmental Laws (“Environmental Permits”) necessary to operate the Company’s and it Subsidiaries’ business;

(b) in the past five (5) years, neither the Company nor any of its Subsidiaries has received any written claim or, to the Knowledge of the Company, any oral claim alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law or any Environmental Permit or subject to liability for fines, penalties, damages or investigation, cleanup, remedial, response or other obligations pursuant to applicable Environmental Laws, in each case with respect to the operations, properties or facilities of the Company and its Subsidiaries, or any formerly owned, leased or operated real property or any off-site treatment, storage, disposal or recycling location;

(c) there has been no Release of any Hazardous Material at the Leased Real Property or any property formerly owned, leased or operated by the Company or any of its Subsidiaries in violation of Environmental Law or any contractual obligation owed to a third party (including any applicable lease agreements);

(d) neither the Company nor any of its Subsidiaries has assumed, undertaken or, to the Knowledge of the Company, otherwise become subject to any material liability of any other Person relating to or arising from any Environmental Law; and

(e) Copies of all material documents, records and information in the Company’s or its Subsidiaries’ possession or control concerning noncompliance with or potential liability under Environmental Laws, including previously conducted environmental compliance audits, environmental site assessments, asbestos surveys and material documents regarding any Release at, upon or from the Leased Real Property or any property formerly owned, leased or operated by the Company, any of its Subsidiaries or any of their predecessors, have been made available to Parent.

3.18 FDA Matters and Other Regulatory Matters. The representations and warranties contained in this Section 3.18 and Sections 3.6 and 3.12 are the sole and exclusive representations and warranties of the Company pertaining or relating to any regulatory matters overseen by the FDA and, as relevant, the EMA. Except as set forth in Section 3.6 or Section 3.18 of the Disclosure Schedule, and except in each case as would not be material to the Company and its Subsidiaries:

(a) the Company and its Subsidiaries are in compliance in all material respects with the FDCA, all applicable FDA Laws and regulations and foreign equivalents, which includes obtaining and complying with all Governmental Authorizations, including those of the FDA and EMA, required under applicable FDA and EMA Laws and regulations necessary to operate the Company’s and its Subsidiaries’ business;

(b) in the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice or any written claim alleging that the Company or any of its Subsidiaries is in violation of the FDCA or similar Law, from FDA or EMA; and

(c) to the Knowledge of the Company, neither the FDA or EMA has notified the Company that it is considering any action against the Company or any of its Subsidiaries that would reasonably be expected to result in material liability to the Company or its Subsidiaries.

3.19 Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, taking into account any valid extensions of time properly secured, all Tax Returns with the appropriate taxing authority required to be filed by it in accordance with all applicable Laws, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes due from the Company or its Subsidiaries whether or not shown as due on any Tax Returns have been timely paid to the appropriate taxing authority or are being contested in good faith and for which adequate reserves are reflected on the Interim Balance Sheet.

(b) The Company and its Subsidiaries have withheld and timely remitted to the appropriate taxing authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employees, independent contractors, creditors, stockholders and other Persons.

(c) Neither the Company nor any of its Subsidiaries is currently a beneficiary of any extension of time within which to file any Tax Return.

(d) All Forms W-2 and 1099 required to be filed or provided by the Company and its Subsidiaries have been properly completed and timely filed or provided.

(e) There are no material Encumbrances for Taxes on the assets or properties of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(f) Neither the Company nor any of its Subsidiaries (i) has been a member of any affiliated group filing a consolidated Tax Return (other than a group the common parent of which was the Company) or of any affiliated, consolidated, combined, or unitary group, as defined under applicable state, local or foreign Law (other than a group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(g) No Tax Return of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period has ever been audited by any taxing authority.

(h) There is no Proceeding pending or threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(i) No written claim or deficiency for any Taxes has been asserted against the Company or any of its Subsidiaries which has not been resolved and/or paid in full.

(j) There are no pending Tax audits or examinations of any Tax Returns of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver is still outstanding.

(k) Neither the Company nor any of its Subsidiaries has received notice of any claim by a Governmental Body in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that Governmental Body.

(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period or portion thereof ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any taxing authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) as a result of any intercompany transactions or any excess loss account described in

Section 1.1502-19 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (iv) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (v) as a result of any prepaid amount received on or prior to the Closing Date or (vi) as a result of any election under Section 108(i) of the Code with respect to the discharge of any indebtedness on or prior to the Closing Date.

(m) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar contract.

(n) Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(o) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(q) The Company has disclosed on its federal income Tax Returns all positions taken in such Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(r) As of the Closing Date, the Company and its Subsidiaries have a net operating loss, within the meaning of Section 172(c) of the Code (or any similar provision of state, local or foreign Law).

3.20 Affiliate Transactions. No officer, director, securityholder, Affiliate or, to the Knowledge of the Company, employee of the Company or any of its Subsidiaries (i) is a party to any Contract with the Company or its Subsidiaries (except relating to compensation paid to officers, directors and employees of the Company or its Subsidiaries in the ordinary course of business) or has any interest in any property or asset of the Company, or (ii) owns any property or right, tangible or intangible that is used by the Company or any of its Subsidiaries.

3.21 Brokers. Other than pursuant to the Engagement Letter, there is no investment banker, broker, finder or other intermediary entitled to any fee or commission in connection with the Transactions or any of the transactions contemplated by the other Transaction Documents based upon arrangements or agreements made by or on behalf the Company or any of its Subsidiaries.

3.22 Stockholder Approval. The only vote of Company Capital Stock necessary to approve and adopt this Agreement, the Merger and the transactions contemplated by this Agreement and the Transaction Documents is the approval and adoption of this Agreement by the stockholders holding a majority of the shares of the Common Stock and Preferred Stock entitled to vote thereon “Company Required Vote”).

3.23 Customers and Suppliers. Section 3.23 of the Disclosure Schedule contains a true and complete list of (a) the ten (10) largest customers of the Company and its Subsidiaries (on a consolidated basis) for the year ended December 31, 2013 (the “Material Customers”), showing the total sales to each Material Customer during the fiscal year ended December 31, 2013, and (b) the ten (10) largest suppliers of the Company and its Subsidiaries (on a consolidated basis) for the year ended December 31, 2013 (the “Material Suppliers”), showing the total purchases from each Material Supplier during the fiscal year ended December 31, 2013. Except as set forth on Section 3.23 of the Disclosure Schedule, as of the date hereof, none of the Material Customers or Material Suppliers has terminated or materially modified its Contract (including material reductions or changes to pricing terms) with the Company or any of its Subsidiaries and, to the Knowledge of the Company, no Material Customer or Material Supplier intends to terminate or materially modify its Contract (including material reductions or changes to pricing terms) with the Company or any of its Subsidiaries.

3.24 Inventory. All inventory of the Company and its Subsidiaries consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. The inventories of the Company and its Subsidiaries constitute sufficient quantities for the normal operation of business in accordance with past practice, and are reasonable and not excessive with respect to the present condition and circumstances of the Company and its Subsidiaries.

3.25 Accounts Receivable. All of the accounts receivable of the Company and its Subsidiaries represent amounts receivable for merchandise actually delivered or services actually provided, have arisen from bona-fide transactions in the ordinary course of business consistent with past practice, have reserves which have been calculated in a manner consistent with past practice and are payable on ordinary terms (including terms substantially similar to those set forth in the Contracts therefor).

3.26 Books and Records. The minute books and stock record books of the Company and its Subsidiaries, true, complete and correct copies of which have been provided to Parent, have been maintained in accordance with sound business practices. At the Closing, all books and records of the Company and its Subsidiaries will be in the possession of the Company.

3.27 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 (AS QUALIFIED BY THE DISCLOSURE SCHEDULE), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company and the Securityholders’ Representative as of the date hereof and the Closing Date:

4.1 Organization; Authorization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable, and has all necessary corporate, limited liability company or other power and authority, as the case may be, to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases. Each of Parent and Merger Sub is duly qualified to do business as a foreign entity and is in good standing (if applicable) in each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification, except where the failure to be so qualified would not reasonably be expected to be materially adverse to Parent and Merger Sub, taken as a whole. Each of Parent and Merger Sub has all requisite right, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or is specified to be, a party (collectively, the “Parent Transaction Documents”), to perform its obligations hereunder and thereunder, and to consummate the Transactions and the transactions contemplated by the Transaction Documents. All necessary corporate and shareholder or stockholder action has been taken by each of Parent and Merger Sub to authorize the execution, delivery and performance by it of this Agreement and each other Parent Transaction Document. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Parent Transaction Document. This Agreement is, and each other Parent Transaction Document, when duly executed and delivered at or prior to the Closing by Parent and/or Merger Sub, as the case may be, will be, the legal, valid and binding obligation of Parent and/or Merger Sub, as the case may be, enforceable against Parent and/or Merger Sub, as the case may be, in accordance with its respective terms, except as enforceability of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

4.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary hereto and thereto.

4.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Parent Transaction Documents and the consummation of the Transactions by them require no Consent of or with any Governmental Body, other than compliance with any applicable requirements of federal and state securities laws.

4.4 No Conflicts. Neither the execution, delivery and performance by Parent or Merger Sub of this Agreement and the other Parent Transaction Documents nor the consummation of the Transactions or the transactions contemplated by the other Transaction Documents (in each case with or without the passage of time or the giving of notice, or both): (a) contravene, conflict with or result in a violation or breach of the organizational documents of

Parent or Merger Sub; (b) require any Consent from any Person under any of the terms or conditions of any material Contract to which Parent or Merger Sub is a party or by which it or any of its properties or assets are bound, or result in any termination rights, loss of benefits under or any obligation to make any payment under any such material Contract; (c) result in the creation or imposition of any Encumbrance upon any of the assets of Parent or Merger Sub, other than Permitted Encumbrances; (d) cause a loss or impairment of any material Governmental Authorization held by Parent or Merger Sub or by which any of their respective properties or assets are bound; or (v) violate any Law or Judgment.

4.5 Judgments and Proceedings. There are no (i) pending or unsatisfied material Judgments binding upon or applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective businesses, properties or assets that would reasonably be expected to have a Parent Material Adverse Effect or (ii) Proceedings pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub seeking to prevent or delay the consummation of the transactions contemplated by the Agreement and the other Transaction Documents.

4.6 No Brokers. There is no investment banker, broker, finder or other intermediary entitled to any fee or commission in connection with the consummation of the Transactions or any of the transactions contemplated by the other Transaction Documents based upon arrangements or agreements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates or subsidiaries.

4.7 Investment. Parent is acquiring the Company Capital Stock for its own account, for investment only, and not with a view to any resale or public distribution thereof. Parent shall not offer to sell or otherwise dispose of such shares in violation of any Laws applicable to any such offer, sale or other disposition. Parent acknowledges that (a) such Company Capital Stock has not been registered under the Securities Act of 1933, as amended, or any state securities Laws, (b) there is no public market for such Company Capital Stock and there can be no assurance that a public market shall develop, and (c) it must bear the economic risk of its investment in such Company Capital Stock for an indefinite period of time. As of the Closing, Parent will be an “Accredited Investor” within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D of the Securities Act of 1933, as presently in effect.

4.8 WARN Act. Parent has no present plans or intention to carry out, following the Closing, any “plant closing” or “mass layoff” (as defined in the WARN Act) at any facility of the Company or any of its Subsidiaries (assuming for purposes of this section that no notice would be given in connection with any such closing or layoff).

4.9 Solvency. Assuming the accuracy of the representations and warranties set forth in Article 3, immediately after giving effect to the Transactions, (a) Parent and its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (b) Parent and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay, or defraud either present or future creditors of Parent and its Subsidiaries.

4.10 Disclaimer Regarding Projections; No Reliance. In connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries, Parent, Merger Sub and their Representatives have received from the Company and its Subsidiaries (individually or through its Representatives) certain projections, estimates and other forecasts and certain business plan information (collectively, “Projections”). Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such Projections, that it is familiar with such uncertainties, that it is making its own evaluation of the adequacy and accuracy of all Projections so furnished to it and any use of, or reliance by it on, such Projections shall be at its sole risk, and without limiting any other provisions herein, that it shall have no claim against anyone with respect thereto subject to the limitations herein. Each of Parent and Merger Sub acknowledges that none of the Company, the Securityholders, the Securityholders’ Representative or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any Projections, any written or oral information regarding the Company or any of its Subsidiaries furnished or made available to Parent, Merger Sub and their Representatives or otherwise with respect to the Securityholders or the Company, any of its Subsidiaries or their operations, business, financial condition, assets, liabilities or prospects, except as expressly set forth in Article 3 of this Agreement, and, none of the Company, the Securityholders’ Representative or any other Person shall have or be subject to any Liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective Representatives and Affiliates, or Parent’s, Merger Sub’s or any of their Representatives’ or Affiliates’ use of, any such Projections, written or oral information, and any information, documents or material made available to Parent, Merger Sub or their respective Representatives and Affiliates in any form. Parent and Merger Sub shall acquire the Company and its Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in this Agreement and the other Transaction Documents. For the avoidance of doubt, nothing in this Section 4.10 or this Agreement shall be interpreted to waive any rights that Parent and Merger Sub have with respect to recovery for breaches of representations and warranties made by the Company in Article 3 of this Agreement.

4.11 Sufficient Funds. Parent has (and will have and cause Merger Sub to have as of the Closing) the funds necessary to consummate the transactions contemplated by this Agreement, including payment of the Merger Consideration, the amounts referenced in Section 2.3, and the fees and expenses associated with this Agreement and the transactions contemplated hereby. Parent shall promptly notify the Company and Securityholders’ Representative of any adverse change with respect to the availability of such funds.

4.12 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4, Parent and Merger Sub make no express or implied representation or warranty, and Parent and Merger Sub hereby disclaim any such representation or warranty with respect to the execution and delivery of this Agreement and consummation of the Transactions.

ARTICLE 5

CERTAIN COVENANTS OF THE PARTIES

5.1 General. Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the Transactions as promptly as reasonably practicable, including (a) satisfaction, unless waived by the Party to whose benefit they would otherwise accrue, of the closing conditions set forth in Article 6 below, (b) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging the Transactions or the performance of the obligations of any Party hereto in connection therewith, (c) obtaining, delivering or effecting any waivers, modifications, permits, consents, approvals, authorizations, qualifications, notices, registrations and filings as are required in connection with the consummation of the Transaction, and (d) the execution and delivery of such instruments and the taking of such other actions, including the furnishing to each other Party hereto of assistance or information, as the other Party hereto may reasonably require in order to carry out the intent of the Transaction (it being understood and agreed that all such information provided by or on behalf of the Company shall be subject to the Confidentiality Agreement).

5.2 Conduct of Business by the Company. From the date of this Agreement through the earlier of the termination pursuant to Article 9 of this Agreement or the Effective Time (the “Pre-Closing Period”), except as Parent may otherwise approve in writing (which approval shall not be unreasonably withheld or delayed) or as otherwise expressly contemplated or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, shall use commercially reasonable efforts to preserve its relationships with contractors, suppliers, customers, vendors, licensors, licensees, landlords and others with whom the Company or any of its Subsidiaries has contractual or other commercial relations in substantially the same manner as they have prior to the date of this Agreement. Without limiting the foregoing, except as set forth on Section 5.2 of the Disclosure Schedule or as otherwise expressly contemplated by the terms of the Transaction Documents and except as Parent may otherwise approve in writing (which approval shall not be unreasonably withheld or delayed), during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries not to:

(a) amend or authorize the amendment of its certificate of incorporation or bylaws (or equivalent organizational documents);

(b) other than any cash dividends, declare, set aside, make, pay or effect any recapitalization, reclassification, stock dividend (or other distribution or payment), stock split, combination or like change in its capitalization or amend the terms of any outstanding securities of the Company or any of its Subsidiaries;

(c) issue, sell or deliver any of the Company’s or its Subsidiaries’ securities, securities convertible into equity securities or any options, warrants or other rights to purchase the Company’s or its Subsidiaries’ equity securities, other than the issuance of shares upon the exercise of Options or issuances of capital stock by a direct or indirect Subsidiary of the Company to such Subsidiary’s parent or another direct or indirect Subsidiary of the Company;

(d) enter into or agree to enter into any merger or consolidation with any Person, engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities or a substantial portion of the assets of, any other Person;

(e) make any change in any method of accounting or accounting policy other than as required by GAAP or applicable Law;

(f) (A) settle or compromise any Tax liability; (B) make, change or rescind any Tax election; (C) surrender any right in respect of Taxes; (D) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or (E) amend any Tax Return;

(g) increase the compensation or benefits payable or to become payable to or grant any bonuses or salary increase to any of its officers, directors, employees, agents or consultants, enter into or amend or terminate any employment, severance, consulting, termination or other agreement or employee benefit plan or make or amend any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, in any case except (A) as required by the terms of an Employee Benefit Plan as in effect on the date hereof or applicable Law, (B) any annual salary increases made in the ordinary course of business consistent with past practice or (C) payments relating to the Transactions that are to be paid at or prior to the Closing (but not after the Closing) and that do not exceed $50,000 per recipient or $500,000 in the aggregate;

(h) hire or terminate (other than a termination for cause in the ordinary course of business consistent with past practice) any employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries making more than $100,000 in base annual compensation;

(i) issue, create, incur, endorse, guarantee or assume any Indebtedness, mortgage, pledge or Encumbrance (other than (A) Permitted Encumbrances, (B) as required by applicable Law or (C) pursuant to Contracts entered into in the ordinary course of business consistent with past practice);

(j) make any loan or advance to any officer, director, employee or member of the Company or any of its Subsidiaries (except pursuant to an Employee Benefit Plan) or make any loan, advance, capital contribution to or investment in any firm or business in which any such Person has a direct or indirect material interest, other than (A) by the Company or a direct or indirect Subsidiary to or in the Company or any other direct or indirect Subsidiary or (B) pursuant to any Material Contract as in effect as of the date hereof;

(k) enter into, amend or terminate a Material Contract other than amendments in the ordinary course of business consistent with past practice;

(l) institute, settle or compromise any Proceeding (other than matters involving the payment of less than $100,000 by the Company or any of its Subsidiaries) or waive or release any right or claim against a third Person;

(m) take any action which would, or would reasonably be expected to, adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, including the Merger; or

(n) agree or commit to do any of the actions set forth in clauses (a) through (m) above.

5.3 Antitrust Filings.

(a) Within five (5) Business Days following the date hereof, the Company and Parent shall each make such premerger filings and any other filing or notification with the Antitrust Authorities, if any, as may be required under the Antitrust Laws, concerning the Transaction. From the date of such filing until the Closing Date, the Company and Parent shall file all reports or other documents required or requested by the Antitrust Authorities under the Antitrust Laws, or otherwise and will comply promptly with any requests by the Antitrust Authorities for additional information concerning the Transaction, so that the waiting period specified in the Antitrust Laws will expire or terminate as soon as reasonably possible after the execution and delivery of this Agreement. Parent shall pay all fees required in connection with any filing required under the Antitrust Laws, and Parent shall (and shall cause its Subsidiaries and Affiliates to) use best efforts to insure that any applicable waiting periods imposed under the Antitrust Laws terminate or expire as early as practicable. Parent’s obligations under this Section 5.3(a) to use best efforts shall include, if necessary, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale transfer, license, divestiture or other disposition of any entities, assets, product lines, interests, or facilities of Parent or its Affiliates; (ii) terminating, amending or assigning existing relationships and contractual rights and obligations; or (iii) amending, assigning or terminating existing licenses or other agreements and entering into such new licenses or other agreements; provided, however, that any such action shall be conditioned upon the consummation of the Merger, and notwithstanding anything to the contrary set forth in this Agreement, Parent (and its Subsidiaries and Affiliates) shall not be required to take, or agree or commit to take, any such action or agree or commit to, or effect, any such other matter described in clauses (i), (ii) or (iii) above that, in the reasonable judgment of Parent, would reasonably be expected to be materially adverse to the business of Parent or the Company. Subject to the foregoing limitations, each party agrees to use (and cause its Subsidiaries and Affiliates to use) best efforts to cooperate and oppose any temporary restraining order, rescission order, preliminary injunction, or hold separate order sought by any Governmental Body to unwind, prevent, or delay the Transactions.

(b) The Company and Parent shall furnish, or cause their respective counsel to furnish, to each other such necessary information and reasonable assistance as the other may reasonably request in connection with both its determination of what filings are necessary under the Antitrust Laws and the preparation of necessary filings or submissions under the provisions of the Antitrust Laws. The Company and Parent will cause their respective counsel to supply to each other copies of all correspondence, filings or written communications by or to such party or its Affiliates with or from any Governmental Body or staff members thereof, with respect to the Transactions and any related or contemplated transactions, except for information submitted in response to any request for additional information or documents pursuant to the Antitrust Laws which reveal the Company’s or Parent’s negotiating objectives or strategies or purchase price expectations.

5.4 Directors’ and Officers’ Exculpation; Indemnification.

(a) Parent and Merger Sub agree, for and on behalf of themselves and the Surviving Entity, that all rights of the individuals who, on or prior to the Closing Date, were directors, officers or managers (to the extent the entity is a limited liability company) of the Company or any of its Subsidiaries (collectively, the “D&O Indemnitees”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date, as provided in the respective certificate of incorporation or bylaws or comparable organizational documents of the Company or any of the Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company or any of the Subsidiaries set forth on Section 5.4 of the Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six (6) years following the Effective Time. Such rights shall not be amended or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights of the D&O Indemnitees, unless such modification is required by Law.

(b) Parent and Merger Sub, for a period of six (6) years from and after the Effective Time, shall cause (i) the certificate of incorporation and bylaws of the Surviving Entity to contain provisions no less favorable to the applicable D&O Indemnitees with respect to limitation of liabilities of D&O Indemnitees and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company and (ii) the certificate of incorporation and bylaws or comparable organizational documents of each Subsidiary of the Surviving Entity to contain provisions no less favorable to the applicable D&O Indemnitees than the current provisions regarding indemnification of D&O Indemnitees, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees.

(c) No later than thirty (30) days after the Closing Date, Parent shall purchase for any Person who is on the date of this Agreement or who becomes prior to the Closing Date a D&O Indemnitee a directors’ and officers’ liability insurance “tail” or “runoff” insurance program (a “Tail Policy”) to be in effect until the end of the six (6)-year period following the Closing Date (and for so long thereafter as any Claim is being adjudicated) with respect to acts or omissions occurring prior to the Closing Date (such coverage to be on terms and conditions and for an amount no less favorable to the Company’s directors, officers and managers currently covered by such insurance than those of such policy in effect on the date hereof). The cost of the Tail Policy shall be borne by the Parent (for the avoidance of doubt, such cost shall not constitute a Transaction Expense).

(d) The provisions of this Section 5.4: (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnitee may have by Contract or otherwise.

(e) In the event that Parent or Merger Sub or the Surviving Entity or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or Merger Sub or the Surviving Entity (as the case may be) shall assume all of the obligations thereof set forth in this Section 5.4.

(f) After the Closing Date, the obligations of Parent and the Surviving Entity under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 5.4 applies without the consent of the affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 5.4 applies shall be third party beneficiaries of this Section 5.4).

(g) The Parties hereby acknowledge that the D&O Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by American Capital or its Affiliates (other than the Company and its Subsidiaries) (collectively, the “AC Indemnitors”). Parent and Merger Sub hereby agree that from and after the Closing Date (i) the Company, its Subsidiaries and any of their successors or assigns are the indemnitors of first resort (i.e., its obligations to D&O Indemnitees are primary and any obligations of the AC Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any D&O Indemnitee are secondary), (ii) the Company, its Subsidiaries and any of their successors or assigns shall be required to advance the full amount of expenses incurred by any D&O Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent permitted by applicable Law and by the terms of this Agreement and the certificate of incorporation or bylaws of the Company or any of its Subsidiaries (or any other agreement between the Company or any of its Subsidiaries, on the one hand, and any D&O Indemnitee, on the other hand), without regard to any rights a D&O Indemnitee may have against the AC Indemnitors and (iii) it irrevocably waives, relinquishes and releases the AC Indemnitors from any and all claims against the AC Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Parent and Merger Sub further agree that no advancement or payment by the AC Indemnitors on behalf of a D&O Indemnitee with respect to any claim for which a D&O Indemnitee seeks indemnification from the Company after the Effective Time shall affect the foregoing and the AC Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of a D&O Indemnitee against the Company. Parent and Merger Sub agree that the AC Indemnitors are express third party beneficiaries of the terms of this Section 5.4(g).

5.5 Further Assurances. Subject to the terms and conditions of this Agreement and the other Transaction Documents, following the Closing, each party hereto shall, from time to time, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under any of the Transaction Documents, to effectuate the purposes of the Transaction Documents and to provide for the orderly and efficient transition of the ownership of the Company to Parent; provided, however, that any actions not specifically required by other provisions of this Agreement and the Transaction Documents shall be at the expense of the party requesting.

5.6 Public Announcements; Confidentiality.

(a) Unless required by Law (in which case each of Parent, the Company and the Securityholders’ Representative shall consult with the other party prior to any such disclosure as to the form and content of such disclosure), the Company, Parent and Merger Sub agree that no public release or announcement concerning the consummation of the Transactions and the transactions contemplated by the other Transaction Documents shall be issued by any such Party without the prior consent of the other Parties hereto (which consent shall not be unreasonably withheld); provided, however, that notwithstanding the foregoing, each current or former holder of Company Capital Stock (or other Securityholder) and its Affiliates that has one or more classes of securities listed on a national stock exchange or NASDAQ may issue such press releases or public statements after the Closing as it issues in the ordinary course of business.

(b) For a period of three (3) years following the date hereof, the holders of Company Capital Stock shall not, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than its authorized officers, directors, employees and attorneys or use or otherwise exploit for its own benefit or for the benefit of anyone other than such holder of Company Capital Stock, any Confidential Information (as defined below). Such holder of Company Capital Stock shall not have any obligation to keep confidential (or cause their officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law or in connection with a Proceeding; provided, however, that in the event disclosure is required by applicable Law or a Proceeding, such holder of Company Capital Stock shall, to the extent reasonably possible, provide Parent with prompt notice of such requirement prior to making any disclosure so that the Parent may seek an appropriate protective order. For purposes of this Section 5.6(b), “Confidential Information” means any proprietary information with respect to the Company or any of the Subsidiaries, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder. In addition, notwithstanding the foregoing or anything else to the contrary in this Agreement, each current or former holder of Company Capital Stock (or other Securityholder) and its Affiliates (i) is authorized to disclose confidential information with respect to the Company or its business to such Person’s representatives or advisors or to a Governmental Body, in each case, in connection with a Proceeding and/or (ii) if such holder is a private equity fund or similar investment firm, is authorized to disclose the following confidential financial information with respect to the Company or the Transactions to such Person’s current or prospective limited partners or similar investors, co-investors and/or lenders: (A) purchase price paid by parent for the Company; (B) the contemplated Merger Consideration; and (C) such other information regarding such fund’s internal rate of return and similar investment metrics with respect to its investment in the Company.

5.7 Tax Matters.

(a) Filing of Tax Returns. The Securityholders’ Representative shall prepare or cause to be prepared (i) all Tax Returns for the Surviving Entity and the Subsidiaries for all taxable periods ending on or prior to the Closing Date and (ii) the final U.S. federal consolidated income Tax Return which includes the Company and its Subsidiaries with respect to the taxable year ending at the end of the day on the Closing Date (such consolidated income Tax return the “Consolidated Tax Return”). All such Tax Returns shall be prepared and filed in a manner consistent with the past practice of the Company and its Subsidiaries unless otherwise required by applicable Law. At least thirty (30) days prior to the date on which each such Tax Return is filed, the Securityholders’ Representative shall submit such Tax Return to Parent for its review and comment. Parent shall provide any written comments to the Securityholders’ Representative not later than ten (10) days after receiving any such Tax Return or the Consolidated Tax Return and, if written comments are not provided within ten (10) days, Parent shall be deemed to have accepted such Tax Return or the Consolidated Tax Return. The parties shall attempt in good faith to resolve any dispute with respect to such Tax Return or the Consolidated Tax Return. If the parties are unable to resolve any such dispute at least ten (10) days prior to the date on which such Tax Return or the Consolidated Tax Return must be filed, the dispute shall be referred to the Independent Accounting Firm for resolution and the fees shall be shared one-half by the Securityholders’ Representative and one-half by Parent. If the Independent Accounting Firm is unable to resolve any such dispute prior to the date on which any such Tax Return or the Consolidated Tax Return must be filed, such Tax Return shall be filed as prepared by Parent (or, in the case of the Consolidated Tax Return, the Securityholders’ Representative) subject to amendment, if necessary, to reflect the resolution of the dispute by the Independent Accounting Firm. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Surviving Entity and the Subsidiaries for any Straddle Period. At least thirty (30) days prior to the date on which each such Tax Return is filed, Parent shall submit such Tax Return to the Securityholders’ Representative for its review and comment. The Securityholders’ Representative shall provide any written comments to Parent not later than ten (10) days after receiving any such Tax Return and, if written comments are not provided within ten (10) days, the Securityholders’ Representative shall be deemed to have accepted such Tax Return. The parties shall attempt in good faith to resolve any dispute with respect to such Tax Return. If the parties are unable to resolve any such dispute at least ten (10) days prior to the date on which such Tax Return must be filed, the dispute shall be referred to the Independent Accounting Firm for resolution and the fees shall be shared one-half by the Securityholders’ Representative and one-half by Parent. If the Independent Accounting Firm is unable to resolve any such dispute prior to the date on which any such Tax Return must be filed, such Tax Return shall be filed as prepared by Parent subject to amendment, if necessary, to reflect the resolution of the dispute by the Independent Accounting Firm. No Party shall file any Tax Return for the Surviving Entity or the Subsidiaries for any period ending prior to or including the Closing Date (including the Consolidated Tax Return) except pursuant to the procedures set forth in this Section 5.7(a). The Securityholders’ Representative (and, to the extent the Securityholders’ Representative Amount has been exhausted, the Securityholders) shall pay and shall be responsible for payment of all Taxes allocable to any Pre-Closing Tax Period shown as due on any Tax Returns prepared pursuant to this Section 5.7(a) to Parent no later than five (5) days prior to the date on which such Tax Return must be filed. The payments due under the preceding sentence shall be paid by the Securityholders’ Representative from the Securityholders’ Representative Amount; provided that if the Securityholders’ Representative Amount has been exhausted and a balance remains for Tax payments due under the preceding sentence, the Securityholders will have a several, and not joint, liability for payment of such balance to the extent of its Pro Rata Share; provided, further, that (i) with respect to holders of Company Capital Stock, Parent may recover such amounts directly from the holders of Company Capital Stock or through the Escrow Fund at Parent’s sole discretion and (ii) with respect to any other Securityholders, Parent’s sole recovery will be through the Escrow Fund. For the avoidance of doubt, in no event will any Securityholder be liable under the preceding sentence for an amount in excess of its Pro Rata Share.

(b) Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company and its Subsidiaries (and each partnership in which the Company and its Subsidiaries is a partner) ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period;

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or any Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period; and

(iii) in the case of a Tax that is (A) paid for the privilege of doing business during a period (a “Privilege Period”) and (B) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such accounting period and not such Privilege Period.

(c) Amended Tax Returns. Without the prior written consent of the Securityholders’ Representative, which consent shall not be unreasonably conditioned, withheld or delayed, or unless otherwise required by Law, Parent will not (i) except for Tax Returns that are filed pursuant to Section 5.7(a), file or amend or permit any of the Company or any of its Subsidiaries to file or amend any Tax Return relating to a Pre-Closing Tax Period, or (ii) with respect to Tax Returns filed pursuant to Section 5.7(a), after the date such Tax Returns are filed pursuant to Section 5.7(a), amend or permit any of the Company or any of its Subsidiaries to amend any such Tax Return.

(d) Cooperation of Tax Claims and Tax Returns. This Section 5.7(d), and not Section 8.5, shall control any Tax Claim. From and after the Closing, Parent shall cause the Surviving Entity to notify the Securityholders’ Representative in writing within five (5) Business Days of the receipt of any correspondence regarding a potential Tax Claim, demand or claim on the Surviving Entity with respect to Taxes for any Pre-Closing Tax Period or Straddle Period that, if determined adversely to the Surviving Entity would give rise to a Liability of any Securityholder to make a payment to Parent, the Surviving Entity or their respective successors or assigns pursuant to this Agreement or otherwise; provided, however, that the failure to give such notice shall not affect the indemnification provided in Section 8.1 or any other obligation of the Securityholders other than to the extent that the Securityholders have been materially and actually prejudiced as a result of such failure or the indemnification obligations or other obligations are materially increased as a result of such failure. The Securityholders’ Representative shall control any defense or settlement, compromise, admission, or acknowledgment of any Tax Claim that relates solely to any Pre-Closing Tax Period (including any that relates to the Consolidated Tax Return but does not relate to any taxable period or portion thereof that ends after the Closing Date); provided, however, that (i) Parent shall have the right (but not the duty) to participate in the defense of such Tax Claim and to employ counsel, at its own expense, separate from counsel employed by the Securityholders’ Representative, and (ii) the Securityholders’ Representative shall not enter into any settlement of or otherwise compromise any such Tax Claim without the prior written consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed. The Surviving Entity and Parent shall control any defense or settlement, compromise, admission, or acknowledgment of any Tax Claim that does not relate solely to any Pre-Closing Tax Period, provided, however, that (i) the Securityholders’ Representative shall have the right (but not the duty) to participate in the defense of such Tax Claim and to employ counsel, at its own expense, separate from counsel employed by the Surviving Entity and Parent, and (ii) the Surviving Entity and Parent shall not enter into any settlement of or otherwise compromise any such Tax Claim that could result in any Liability of any Securityholder to make a payment of Taxes pursuant to this Agreement without the prior written consent of the Securityholders’ Representative, which consent shall not be unreasonably conditioned, withheld or delayed. The Securityholders’ Representative, the Securityholders, the Surviving Entity, and Parent shall reasonably cooperate, and shall use commercially reasonable efforts to cause their respective Affiliates, directors, officers, employees, consultants, agents, auditors and other representatives to reasonably cooperate in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes (including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis during normal business hours to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim). For the purposes hereof, a “Tax Claim” is any audit, claim for refund or administrative or judicial proceeding involving any asserted Liability for Taxes of the Company or any of its Subsidiaries that could give rise to a Liability of any Securityholder to make a payment pursuant to this Agreement.

(e) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Parent when due, and Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such

Taxes and fees, and, if required by applicable Law or regulation, the Company and the Securityholders’ Representative, will execute and deliver, and will cause their respective Affiliates to join in the execution and delivery of, any such Tax Returns and other documentation.

(f) Tax Refunds. The amount of any refunds of Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period and any amount payable to the Company with respect to the Pre-Closing Tax Period under any tax sharing agreement (but excluding any refund resulting from any Tax attribute generated after the Closing Date, which refund shall be for the account of Parent) (collectively, “Tax Refunds”) shall be for the account of the holders of Company Capital Stock. The amount of any Tax Refund of the Company and its Subsidiaries for any Tax period beginning after the Closing Date shall be for the account of Parent. The amount of any Tax Refund of the Company and its Subsidiaries for any Straddle Period shall be equitably apportioned between Parent and the holders of Company Capital Stock in accordance with the principles set forth in Section 5.7(b). Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive a Tax refund pursuant to this Section 5.7(f) the amount of such Tax Refund within thirty (30) days after such Tax Refund is received, net any costs, Taxes or expenses incurred by such party and its Affiliates in procuring such refund. The counterparties to the tax sharing agreement will, as of the Closing pursuant to a direction letter to be sent by the Company to its counterparty in the tax sharing agreement and effective as of the Closing (the “Tax Sharing Direction Letter”), be irrevocably authorized and directed to pay any Tax Refund payable thereunder to the Securityholders’ Representative for further payment to the holders of Company Capital Stock or for inclusion in the Securityholders’ Representative Amount, as may be elected by the Securityholders’ Representative. For the avoidance of doubt, any payments of any refunds of Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period to be made by Parent will be net of any Taxes of the Company and its Subsidiaries due with respect to any Pre-Closing Tax Period.

(g) Tax Sharing Agreements. All Tax sharing or allocation agreements, arrangements or similar Contracts with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries will not be bound thereby or have any liability thereunder.

5.8 Disclosure Supplements. From time to time prior to the Closing, the Securityholders’ Representative, the Company and, with respect to disclosures given by them, any Securityholder, may disclose to Parent in writing promptly upon the discovery thereof any matter arising after the date hereof which, if existing on the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. Such disclosures may take the form of amendments or supplements to the attached Disclosure Schedules in the form of “Updated Schedules” delivered to Parent; provided that if an Updated Schedule is delivered pursuant to this Section 5.8, the Company’s representations and warranties shall be deemed modified, amended and supplemented by such Updated Schedule for purposes of the Company’s indemnification obligations set forth in Article 8, but not for purposes of satisfying the closing conditions in Section 6.2. For the avoidance of doubt, no Updated Schedule shall contain any matter that existed as of the date of this Agreement, whether or not known to the Company, the Securityholders’ Representative or the Securityholders, as applicable (unless the representation or warranty with respect to such matter is qualified by knowledge, such as “to the Knowledge of the Company”, and knowledge of such matter is acquired after the date of this Agreement).

5.9 WARN. For a period of one year following the Closing Date, Parent agrees to cause the Surviving Entity and its Subsidiaries to provide any required notice under the WARN Act, or any similar Law, and to otherwise comply with any such Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or similar event affecting the Continuing Employees.

5.10 COBRA. On and after the Closing, Parent shall cause continuation coverage under the Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and any similar applicable state or local Law, to be provided to each current and former employee of the Company and its Subsidiaries, and each eligible beneficiary thereof, who is or becomes an “M&A qualified beneficiary” (as defined in Section 54.4980B-9 of the Treasury Regulations) in connection with the occurrence of the Transactions to the extent elected by such individual.

5.11 Employee Matters. During the period that begins on the Closing Date and ends on the first anniversary of the Closing Date, Parent agrees to cause the Surviving Entity and its Subsidiaries to provide their respective employees who remain employed with such entities following the Closing (each, a “Continuing Employee”) with wages and bonus opportunities that are substantially comparable in the aggregate to the wages and bonus opportunities in effect for such Continuing Employees as a whole as of the date of this Agreement. As of and after the Closing Date, Parent shall cause the Surviving Entity and its Subsidiaries to provide each Continuing Employee with full credit for service with the Company and its Subsidiaries earned prior to the Closing Date (i) for eligibility purposes, except with respect to defined benefit pension plans, and (ii) for purposes of vacation accrual and severance benefit determinations under any plans, programs, policies and arrangements maintained for the benefit of such Continuing Employees, in each case to the extent recognized by the Company and its Subsidiaries immediately prior to the Closing Date and except as would result in a duplication of benefits. Nothing in this Section 5.11 is intended to (a) represent a guarantee of employment or otherwise restrict the authority of Parent, the Company, the Surviving Entity or any of their respective Subsidiaries to terminate the employment of any of their employees, subject to applicable Law, (b) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Parent, the Company, the Surviving Entity, or any of their respective Subsidiaries or any other Person other than the parties hereto and their respective successors and permitted assigns, or (c) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Parent, the Company, the Surviving Entity or any of their respective Subsidiaries. The Securityholders’ Representative shall take such steps as are necessary to allow Continuing Employees to participate in the voluntary employees’ beneficiary association medical plan in which the Company is currently participating (the “Medical Plan”) through January 1, 2015 (the “Transition Period”). During the Transition Period, the Parent shall cause the Surviving Entity and its Subsidiaries to collect employee premium contributions for the Medical Plan from the Continuing Employees and transmit such employee premium contributions to the Medical Plan. Additionally, the Surviving Entity and its Subsidiaries shall reimburse the Medical Plan for the incremental difference between the total claims of the Continuing Employees and their dependents under the Medical Plan and the total employee premium contributions made by

Continuing Employees during the Transition Period. The Securityholders’ Representative shall calculate such amount as soon as reasonably practicable following the end of the run out period under the Medical Plan associated with the Transition Period and communicate such amount to the Parent in writing. Parent shall pay such amount or shall cause the Surviving Entity or its Subsidiaries to pay such amount to the Medical Plan within 60 days of receipt of the amount in writing from the Securityholders’ Representative.

5.12 Preservation of Books and Records. Parent agrees that it shall, and Parent agrees that it shall cause the Surviving Entity to, preserve and keep the records held by it, them or their Affiliates relating to the conduct of the respective businesses of the Company and its Subsidiaries prior to the Closing Date for a period of seven (7) years from the Closing Date and, upon reasonable prior notice, shall provide reasonable access during normal business hours to such records and personnel available to the Securityholders’ Representative as may be reasonably required by the Securityholders’ Representative in connection with, among other things, any insurance claims by, Proceedings or Tax audits against or governmental investigations of the Securityholders, Securityholders’ Representative or any of their Affiliates. In the event Parent wishes to destroy such records after such time, Parent shall first give ninety (90) days prior written notice to Securityholders’ Representative and Securityholders’ Representative shall have the right at its option and expense, upon prior written notice given to Parent within that ninety (90) day period, to take possession of the records within ninety (90) days after the date of such notice.

5.13 Jointly Privileged Information. Notwithstanding any other provision in this Agreement, prior to the Closing, American Capital shall be permitted to remove from the Company and any of its Subsidiaries any email, document and other records containing attorney-client privileged information where the attorney-client privilege is held jointly between one or more of the Company and any of its Subsidiaries on the one hand, and any of the Seller Group on the other to the extent relating to the Transactions (“Jointly Privileged Information”). From and after the Closing, Parent shall cause the Company and each of its Subsidiaries to provide American Capital all copies (including electronic, digital, or otherwise) of any Jointly Privileged Information that is inadvertently not removed prior to the Closing. Any email, document and other record temporarily removed for analysis to determine the presence of Jointly Privileged Information pursuant to the first sentence of this Section 5.13 shall be returned to the Company promptly following completion of such review if it is determined by American Capital that such email, document or other record does not contain Jointly Privileged Information.

5.14 Exclusivity. During the period from the date of this Agreement through the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article 9, the Company will not, and will not permit any of its Affiliates, directors, officers, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of the Company taken as a whole (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) enter into, maintain, or continue discussions or negotiations regarding, or furnish or disclose to any Person any information in connection with any acquisition of all or substantially all of the capital stock or assets of the Company taken as a whole (including any acquisition structured as a merger, consolidation, or share exchange), and the Company shall not enter into any letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than Parent and Merger Sub with respect to acquisition of all or substantially all of the capital stock or assets of the Company taken as a whole (including any acquisition structured as a merger, consolidation, or share exchange).

5.15 Stockholder Approval. Immediately following the execution of this Agreement, the Company shall submit this Agreement to its stockholders for adoption and shall use reasonable best efforts to obtain, immediately following execution and delivery of this Agreement, the Company Required Vote pursuant to the Written Consent. Promptly following receipt of the Written Consent, and no later than one (1) Business Day after the date hereof, the Company shall deliver a copy of such Written Consent to Parent.

5.16 280G Stockholder Vote. Prior to the Closing Date, the Company shall submit to a vote of its stockholders, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder (a “280G Stockholder Vote”), the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment or benefit received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code if the stockholders approve the payment by a vote that complies with Section 280G(b)(5)(B) of the Code. The Company shall (a) at least two (2) Business Days prior to providing (i) the applicable disqualified individuals with any required waivers, consents or agreements and (ii) the applicable stockholders with any materials necessary to comply with the 280G Stockholder Vote, provide a draft of the applicable materials to Parent and incorporate into such materials any reasonable comments that are provided by Parent and (b) use commercially reasonable efforts to obtain any required waivers, consents or agreements from each disqualified individual at least one (1) Business Day prior to conducting the 280G Stockholder Vote. Prior to the Closing, the Company shall provide Parent and its counsel with copies of any and all documents executed by the stockholders and disqualified individuals in connection with the 280G Stockholder Vote.

ARTICLE 6

CLOSING CONDITIONS

6.1 Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement that are qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects and each representation and warranty of Parent and Merger Sub that are not so qualified shall be true and correct in all material respects (other than the representations and warranties contained in Sections 4.1, 4.2 and 4.3, which shall be true and correct in all respects), in each case, as of the date of this Agreement and on and as of the Closing Date, except for those representations and warranties which addressed matters only as of a particular date prior to the date hereof (which representations shall be true and correct as of such particular date).

(b) Agreements and Covenants. Parent and Merger Sub shall have performed and complied with all of its agreements and covenants hereunder in all material respects through the Closing; provided that Parent’s payment obligations under this Agreement shall have been fully complied with and performed in all respects.

(c) No Judgment. No Proceeding shall be threatened or pending before any Governmental Body or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent or materially delay consummation of any of the Transactions, or (ii) cause any of the Transactions to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect), and no Law or Judgment of any kind will have been enacted, entered, promulgated or enforced by any Governmental Body that (A) would prevent or materially delay consummation of any of the Transactions, or (B) cause any of the Transactions to be rescinded following consummation.

(d) Antitrust Laws. All applicable waiting periods (and any extensions thereof) under any applicable Antitrust Laws shall have expired or otherwise been terminated.

(e) Deliveries. The closing deliveries set forth in Section 7.2 will have been delivered by Parent and/or Merger Sub, as applicable.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties contained in Sections 3.1, 3.2 and 3.4), shall be (i) true and correct in all material respects as of the date hereof and (ii) true and correct on and as of the Closing Date except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The representations and warranties contained in Sections 3.1, 3.2 and 3.4 shall be true and correct in all material respects on and as of the date hereof and the Closing Date (without regard to any qualifications therein as to materiality or Material Adverse Effect).

(b) Agreements and Covenants. The Company shall have performed and complied with all of its agreements and covenants hereunder in all material respects through the Closing.

(c) No Judgment. No Proceeding shall be threatened or pending before any Governmental Body or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent or materially delay consummation of any of the Transactions, or (ii) cause any of the Transactions to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect), and no Law or Judgment of any kind will have been enacted, entered, promulgated or enforced by any Governmental Body that would (A) prevent or materially delay consummation of any of the Transactions, or (B) cause any of the Transactions to be rescinded following consummation.

(d) Antitrust Laws. All applicable waiting periods (and any extensions thereof) under any applicable Antitrust Laws shall have expired or otherwise been terminated.

(e) Deliveries. The closing deliveries set forth in Section 7.1 will have been delivered to Parent and Merger Sub.

ARTICLE 7

CLOSING DELIVERIES

7.1 Company Deliveries. Concurrently with the Closing, the Company shall deliver to Parent and Merger Sub:

(a) the Certificate of Merger, executed by the Company in accordance with the DGCL;

(b) the Escrow Agreement, executed by the Securityholders’ Representative and the Escrow Agent;

(c) written resignations of each board member of the Company and its Subsidiaries listed on Schedule 7.1(c), effective as of the Closing;

(d) payoff letter(s), in customary form and reasonably acceptable to Parent, relating to the payment of all Indebtedness identified on Schedule 7.1(d);

(e) an affidavit issued to Parent by an officer of the Company as required by Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith) at any time during the five (5) year period ending on the Closing Date in form and substance reasonably satisfactory to Parent;

(f) a non-solicitation agreement in the form set forth on Exhibit F duly executed by each holder of Company Capital Stock;

(g) a fully executed and effective release in substantially the form set forth on Exhibit G entered into with each SAR Recipient; and

(h) a certificate, dated as of the Closing Date and signed by an authorized officer of the Company, to the effect that each of the conditions specified in Sections 6.2(a) and 6.2(b) has been satisfied.

7.2 Parent and Merger Sub Deliveries. Concurrently with the Closing, Parent and Merger Sub shall deliver:

(a) to the Persons identified in Section 2.3, the payments contemplated by Section 2.3;

(b) to the Securityholders’ Representative, the Escrow Agreement, executed by Parent and the Escrow Agent;

(c) to the Securityholders’ Representative, the non-solicitation agreement in the form set forth on Exhibit F duly executed by Parent; and

(d) to the Securityholders’ Representative, a certificate, dated as of the Closing Date and signed by an authorized officer of Parent and Merger Sub, to the effect that each of the conditions specified above in Sections 6.1(a) and 6.1(b) has been satisfied.

ARTICLE 8

INDEMNIFICATION

8.1 Securityholder Indemnification Obligation. Subject to the provisions of Section 8.3, from and after the Closing, each Securityholder shall indemnify and hold harmless Parent and its Affiliates (including the Surviving Entity) and their respective directors, members, officers, equityholders, employees, agents, representatives, successors and assigns (each a “Parent Indemnitee” and, collectively, the “Parent Indemnitees”) against and from all Damages sustained or incurred by any Parent Indemnitee as a result of or arising from:

(a) any breach of any representation or warranty made by the Company in Article 3;

(b) any breach by the Securityholders’ Representative (or prior to the Closing, the Company) of, or failure to comply with, any covenant or obligation under this Agreement to be performed by the Securityholders’ Representative (or prior to the Closing, the Company);

(c) (i) all Taxes (or the nonpayment thereof) of the Company and its Subsidiaries for any Pre-Closing Tax Period; (ii) all Taxes of any member of an affiliated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; (iii) any and all Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Effective Time; provided that the Securityholders shall have no obligation to indemnify the Parent Indemnitees against any Damages consisting of or relating to Taxes (A) resulting from any transactions outside the ordinary course of business occurring on the Closing Date after the Closing or (B) for any taxable periods the portions thereof beginning after the Closing Date other than with respect to breaches of the representations and warranties in Section 3.19(l); and

(d) any Indebtedness or Transaction Expense of the Company and its Subsidiaries as of the Closing that is not fully paid on the Closing Date;

provided, however, that each Securityholder shall only have a several (and not joint) obligation of indemnification under this Section 8.1 to the extent of his, her or its Pro Rata Share.

8.2 Parent’s Indemnification Obligations. From and after the Closing, the Parent shall indemnify and hold harmless each Securityholder and its Affiliates and their respective directors, members, officers, equityholders, employees, agents, representatives, successors and assigns (each a “Securityholder Indemnitee” and, collectively, the “Securityholder Indemnitees”) against and from all Damages sustained or incurred by any Securityholder Indemnitee as a result of or arising from:

(a) any breach of any representation or warranty made by Parent or Merger Sub in Article 4; and

(b) any breach by Parent or Merger Sub (or, following the Closing, the Company) of, or failure of Parent or Merger Sub to comply with, any covenant or obligation under this Agreement to be performed by Parent or Merger Sub (or, after the Closing, the Company).

8.3 Limitations on Securityholders’ Indemnification Obligations. Notwithstanding anything to the contrary set forth in this Agreement, the Securityholders’ indemnification obligations pursuant to the provisions of Section 8.1 are subject to the following limitations and conditions:

(a) The Parent Indemnitees shall not be entitled to indemnification under Section 8.1(a) if, with respect to any individual item of Damages, such item is less than $50,000 (“Minor Claim”); provided that the limitation set forth in this Section 8.3(a) shall not apply to any breach of the representations and warranties of the Company contained in Sections 3.1 (Organization and Good Standing), 3.2 (Power and Authorization; Enforceability), 3.4 (Capitalization), 3.21 (Brokers) and 3.22 (Stockholder Approval) (collectively, the “Fundamental Representations”).

(b) The Parent Indemnitees shall not be entitled to indemnification under Section 8.1(a) until the aggregate amount of all Damages (excluding Minor Claims) for which the Parent Indemnitees are entitled to indemnification thereof exceeds an amount equal to $1,800,000 (the “Deductible”), and then only for the excess over the Deductible; provided that the limitation set forth in this Section 8.3(b) shall not apply to any breach of a Fundamental Representation.

(c) The Parent Indemnitees shall not be entitled to recover under Section 8.1(a) or, with respect to pre-Closing covenants or obligations, Section 8.1(b) unless a claim has been asserted by written notice specifying in reasonable detail the nature of the claim and delivered to the Securityholders’ Representative on or prior to the first anniversary of the Closing Date (the “Survival Period”); provided that (i) the representations and warranties (i) set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Power and Authorization; Enforceability), 3.4 (Capitalization) and 3.22 (Stockholder Approval) shall survive the Closing indefinitely, and (ii) set forth in Section 3.16 (Employee Benefits) and Section 3.19 (Tax Matters) shall survive until 90 days following the expiration of the applicable statute of limitations, as extended, with respect to the particular matter that is the subject matter thereof; provided further that if a Parent Indemnitee has validly delivered written notice of a claim for indemnification to the Securityholders’ Representative in accordance with the foregoing, such indemnification claim shall survive until such claim has been fully and finally resolved. The representations and warranties of Parent and Merger Sub shall survive the Closing.

(d) Notwithstanding anything to the contrary in this Agreement,

(i) the Parent Indemnitees shall not be entitled to recover under Section 8.1(a) to the extent the aggregate amount of Damages actually paid by or on behalf of Securityholders under Section 8.1(a) to the Parent Indemnitees would exceed the funds held in the Escrow Fund, and such funds shall be the sole and exclusive source of funds to satisfy claims under this Agreement (except as otherwise expressly set forth in this Section 8.3(d)); and

(ii) the foregoing limitations in clause (i) above shall not apply to Damages relating to arising out of (A) a breach of the Fundamental Representations, (B) a breach of Section 3.19 (Tax Matters), (C) actual fraud or (D) Sections 8.1(b), 8.1(c) or 8.1(d); provided that Parent Indemnitees must first seek recourse against the Escrow Fund if and to the extent it is available and, to the extent that it is not and the applicable claim is one for which a remedy beyond the Escrow Fund is available hereunder, each Securityholder shall only have a several, and not joint, obligation of indemnification to the extent of his, her or its Pro Rata Share and, in any event, shall not have any Liability in connection with this Agreement or the transactions contemplated hereby in an amount that exceeds the cash proceeds actually received by such Securityholder; provided, however, that, notwithstanding the foregoing, any recovery for the Damages described in Section 8.1(d) by a Parent Indemnitee may, at Parent’s option, be recovered first directly from the Securityholders.

(e) The Parent Indemnitees shall not be entitled to recover under Section 8.1: to the extent the matter in question, taken together with all similar matters, (A) does not exceed the amount of any reserves with respect to such matters which are reflected in the Draft Computation as of the Determination Date or (B) is included in the calculation of the Indebtedness Amount or the Actual Transaction Expenses and, in either case, is paid pursuant to Section 2.3(a).

(f) On the date which is twelve months following the Closing Date, the Escrow Agent shall release to the Securityholders’ Representative the then-remaining Escrow Fund less the aggregate amount of Damages specified in any then-unresolved good faith claims for indemnification, in accordance with the terms of the Escrow Agreement.

(g) For purposes of determining whether there has been a breach of any representation or warranty under this Agreement and for purposes of determining any Damages, in each case for purposes of indemnification under this Article VIII, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications such as “materiality,” “material,” “in all material respects,” or “Material Adverse Effect” set forth in any such representation or warranty; provided that, this Section 8.3(g) shall not apply to the representations and warranties set forth in Sections 3.7 (Financial Statements) or 3.23 (Customers and Suppliers).

(h) For the avoidance of doubt, no Securityholder shall have any Liability for actions taken by Parent or the Company following the Effective Time.

8.4 Inter-Party Claims. In order for a Parent Indemnitee or a Securityholder Indemnitee (each, an “Indemnified Party”) to be entitled to indemnification pursuant to this Article 8 from another party to this Agreement, the Indemnified Party shall notify the other party or parties from whom such indemnification is sought (the “Indemnifying Party”) in writing promptly after the Indemnified Party becomes aware of the occurrence of an event giving rise to such Indemnified Party’s claim for indemnification, specifying in reasonable detail the basis of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially and actually prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access during normal business hours to the books, records, personnel and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim. If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party shall proceed to negotiate in good faith a resolution of such dispute and, if not resolved through negotiations within 30 days, such dispute shall, subject to the terms of this Agreement, be resolved by litigation in an appropriate court of competent jurisdiction.

8.5 Third Party Claims.

(a) Promptly following its receipt of written notice of a Third Party Claim, the Indemnified Party shall (i) notify the Indemnifying Party of its existence, setting forth with reasonable specificity the facts and circumstances of such Third Party Claim to the extent known, and (ii) specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially and actually prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure.

(b) The Indemnified Party shall tender the defense of any Third Party Claim to the Indemnifying Party, and if the Indemnifying Party accepts such tender within thirty (30) days thereafter, then except as herein provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim and shall have the right, in its discretion exercised in reasonable good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable; provided, however, that the Indemnified Party will only be required to tender the defense of any Third Party Claim to the extent that (i) the then-available Escrow Fund is sufficient, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment or settlement that is reasonably likely to result; (ii) the Third-Party Claim seeks (and continues to seek), as its primary remedy, monetary damages; and (iii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be obligated to satisfy and discharge the Third Party Claim in accordance with the terms set forth in this Agreement (the conditions set forth in clauses (i) through (ii), the “Litigation

Conditions”); provided, further, that the Indemnifying Party, if it shall have assumed the defense of any Third Party Claim, shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld), consent to a settlement of, or the entry of judgment arising from, any such Third Party Claim which (A) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a complete release from all Damages in respect of such Third Party Claim, or (B) grants any injunctive or equitable relief. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party; provided that if the Securityholders’ Representative (on behalf of the Seller Group) is the Indemnifying Party and defends against, negotiates, settles or otherwise handles such Third Party Claim in accordance with this Article 8, the fees and other Damages incurred and paid by the Indemnifying Party in connection therewith shall count toward the limitations or indemnifications set forth in this Article 8. The Indemnified Party shall have the right to, at its own expense, be represented by counsel and participate in any such contest, defense, litigation or settlement conducted by the Indemnifying Party, and if the Indemnified Party exercises such right, the parties shall cooperate in the contest, defense, litigation and settlement of the Third Party Claim. If, in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make separate representation advisable, the Indemnified Party may retain separate counsel at the expense of the Indemnifying Party. The Indemnifying Party shall lose its right to contest, defend, litigate and settle any Third Party Claim, and shall be liable for all reasonable costs or expenses paid or incurred by the Indemnified Party in connection with assuming the right to contest, defend, litigate and settle such Third Party Claim, if (A) it shall fail to diligently contest the Third Party Claim or (B) any of the Litigation Conditions cease to be met. If an Indemnified Party is entitled to indemnification with respect to a Third Party Claim, and the Indemnifying Party fails to accept a tender of the defense of a Third Party Claim pursuant to this Section 8.5, or if the Indemnifying Party does not have or loses its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in reasonable good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim; provided, that in no event will an Indemnified Party admit any Liability with respect to, compromise, consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. If, pursuant to the preceding sentence, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, Damages indemnifiable under this Agreement will include the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and settling the Third Party Claim which are incurred from time to time, promptly following the presentation to the Indemnifying Party of itemized bills for such attorneys’ fees and other expenses.

8.6 Mitigation.

(a) Each Indemnified Party shall take commercially reasonable steps to mitigate all Damages after becoming aware of any event which would reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder or in connection herewith.

(b) The amount of any Damages subject to indemnification hereunder or of any claim therefor shall be calculated net of (i) any accruals or reserves on the Interim Balance Sheet that relate to the matter(s) for which indemnification is claimed, (ii) any amounts actually recovered by an Indemnified Party pursuant to any indemnification by or indemnification agreement with any non-affiliated third party (net of all direct collection expenses), (iii) any insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against such Damages (net of all direct collection expenses) received or receivable by Parent, Merger Sub or the Surviving Entity or any of their Affiliates on account of such Damages (each such source named in clauses (ii) and (iii), a “Collateral Source”), and (iv) any Indemnification Tax Benefit inuring to Parent, Merger Sub, the Company, any Subsidiary, or any of their Affiliates on account of such Damages. If Parent, Merger Sub, the Company, any Subsidiary or any of their Affiliates receives an Indemnification Tax Benefit after an indemnification payment is made, Parent shall promptly pay to the Securityholders’ Representative (on behalf of the Securityholders) the amount of such Indemnification Tax Benefit at such time or times as and to the extent that such Indemnification Tax Benefit is realized. For purposes hereof, “Indemnification Tax Benefit” means any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the effective tax rates. Parent, Merger Sub, the Surviving Entity and its Subsidiaries shall seek full recovery of any Damages from all Collateral Sources covering such Damages to the same extent as they would if such Damages were not subject to indemnification hereunder. Parent, Merger Sub, the Surviving Entity and its Subsidiaries shall not terminate or cancel any insurance policies in effect for periods prior to the Closing. In the event that a recovery from a Collateral Source is made by Parent, Merger Sub, the Surviving Entity, any Subsidiary or any of their Affiliates with respect to any Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be made promptly to the Securityholders’ Representative (on behalf of the Securityholders).

(c) Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

8.7 Adjustment of the Merger Consideration. Amounts paid for indemnification under this Article 8 shall be deemed to be an adjustment to the Merger Consideration for all Tax purposes, unless otherwise required by Law.

8.8 Exclusive Remedy. From and after the Closing, no party shall be liable or responsible in any manner whatsoever to the other parties (or the Indemnified Parties) with respect to any and all monetary claims (other than claims for actual fraud and claims under Section 2.6) in connection with any breach of this Agreement, except for indemnification provided in this Article 8, which provides the exclusive remedies and causes of action of the parties hereto (or the Indemnified Parties) with respect to any and all monetary claims in connection with any breach of, arising out of, or in connection with this Agreement, any Disclosure Schedule or other Schedule or Exhibit hereto, the Transaction Documents or any document or certificate delivered in connection herewith (other than claims for actual fraud and claims under Section 2.6).

8.9 No Circular Recovery. Notwithstanding anything to the contrary contained in this Agreement, no Securityholder or Securityholder Indemnitees shall make any claim for indemnification pursuant to Section 5.4 hereof, or pursuant to the constituent documents of the Company, with respect to any claim brought by any Parent Indemnitee against any Securityholder or relating to the Transactions or the Transaction Documents.

ARTICLE 9

TERMINATION

9.1 Termination of Agreement. The Agreement may be terminated only as provided below:

(a) Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) By either Parent or the Company, by written notice to the other, if consummation of any of the Transactions is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction;

(c) By either Parent or the Company, by written notice to the other, if there shall have been any breach by the other Party (which in the case of the Company shall also include any breach by Merger Sub) of any representation, warranty or covenant set forth in this Agreement (or if any representation or warranty of the other Party shall have become untrue), which breach (i) would result in the failure of a condition to the Closing set forth in Sections 6.1(a), 6.1(b), 6.2(a) or 6.2(b), as applicable, in favor of the terminating party and (ii) cannot be cured, or has not been cured within twenty (20) days following receipt by the breach party of written notice of such breach;

(d) By either Parent or the Company, by written notice to the other, if the Closing shall not have occurred at or before 11:59 p.m. Eastern Time on August 31, 2014; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date or who has failed to satisfy any of the conditions set forth in Article 6 hereof that such party was required to satisfy; provided that no party shall be entitled to terminate this Agreement during the twenty (20) day cure period referenced in Section 9.1(c); or

(e) By Parent or the Company if the Company does not deliver the Written Consent within six (6) hours following the execution of this Agreement.

Notwithstanding the foregoing, the parties agree that neither Parent nor the Company shall have any right to terminate this Agreement pursuant to Section 9.1(d) during the pendency of a Proceeding by the other party for specific performance pursuant to Section 10.12.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 above, all rights and obligations of the parties hereunder shall terminate without any Liability of any party to any other party (except for any Liability for any willful breach occurring prior to such termination, including the failure of either Party to consummate the Transactions where the conditions to such Party’s obligations to close hereunder have been satisfied (or are capable of being satisfied at Closing)); provided, however, that this Section 9.2, Section 2.7 and Article 10 shall survive termination and Parent shall return or destroy all agreements, documents, contracts, instruments, books, records, materials and other information relating to the Company or any of its Subsidiaries in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby.

ARTICLE 10

GENERAL PROVISIONS

10.1 Fees and Expenses. All fees and expenses incurred by Parent or its Affiliates in connection with the Merger and the other Transactions shall be paid by Parent or such Affiliate, whether or not the Merger is consummated. The Transaction Expenses shall be paid in the manner specified in this Agreement. Notwithstanding the foregoing, (i) all filing fees and similar expenses incurred in connection with the filings required to be made with any Governmental Body and the Governmental Authorizations to be received, in each case in connection with the Transactions shall be paid by Parent, (ii) the fees and expenses incurred in connection with the obligations to obtain director and officer insurance set forth in Section 5.4 shall be paid by Parent, and (iii) any and all transfer, sales, use, documentary and similar Taxes and recording and filing fees incurred in connection with the transactions contemplated by the Transaction Documents shall be paid by Parent. All amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset (other than, as specified in the Agreement, withholding tax obligations required to be withheld by law), on the dates specified herein (with time being of the essence). In addition, notwithstanding anything to the contrary in this Agreement, but subject to the provisions of Section 2.6 (which shall govern any dispute arising thereunder), in the event any Proceeding is commenced or threatened by any Person (the “Claiming Party”) to enforce its rights under this Agreement against any other Person (the “Defending Party”), if the Defending Party is the prevailing party in such Proceeding, all fees, costs and expenses, including reasonable attorneys fees and court costs, incurred by the Defending Party in such Proceeding shall be reimbursed by the Claiming Party; provided that, if the Defending Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Defending Party on an equitable basis.

10.2 Notices. All notices or other communications permitted or required under this Agreement or the other Transaction Documents shall be in writing and shall be sufficiently given if and when hand delivered to the Persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the other parties hereto. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

If to Guarantor, Parent or Merger Sub (or the Surviving Entity after the Closing) to:

Nordson Corporation
28601 Clemens Road
Westlake, Ohio 44145
Attention:	Robert E. Veillette, Vice President,
General Counsel & Secretary
Facsimile No.: (440) 892-9253

With a copy (which shall not constitute notice) to:

Jones Day

North Point

901 Lakeside Ave.

Cleveland, Ohio 44114

Attention: James P. Dougherty

Facsimile No.: (216) 579-0212

If, to the Company (prior to Closing):

Avalon Laboratories Holding Corp.

2610 E. Homestead Place

Rancho Dominguez, CA 90220

Attention: Michael Janish

Facsimile No.: (310) 761-8665

With a copy (which shall not constitute notice) to:

American Capital Equity III, LP

2 Bethesda Metro Center

Bethesda, MD 20814

Attention: Eugene Krichevsky and Ryan Sacco

Facsimile No.: (301) 654-6714

With an additional copy (which shall not constitute notice) to:

Arnold & Porter LLP

555 12th Street NW

Washington, DC 20004-1206

Attention: Andrew Varner

Facsimile No.: (202) 942-5999

If to the Securityholders’ Representative, to:

American Capital Equity III, LP

2 Bethesda Metro Center

Bethesda, MD 20814

Attention: Eugene Krichevsky and Ryan Sacco

Facsimile No.: (301) 654-6714

With a copy (which shall not constitute notice) to:

Arnold & Porter LLP

555 12th Street NW

Washington, DC 20004-1206

Attention: Andrew Varner

Facsimile No.: (202) 942-5999

10.3 Assignment and Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of Law or otherwise, by any party hereto to any other Person without the prior written consent of Parent and the Securityholders’ Representative, and any such attempted assignment shall be null and void; provided, however, that (a) Parent may assign its rights and obligations under this Agreement in whole or in part to any of its Affiliates, (b) the Securityholders’ Representative may assign its rights and obligations under this Agreement to any of its Affiliates without the prior written consent of Parent, and (c) after the Closing, any Securityholder may assign this Agreement to any of its beneficial owners or successors by operation of Law; provided, that, no such assignment shall in any way affect such Securityholder’s obligations or liabilities hereunder. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective permitted successors, heirs and assigns.

10.4 Amendment, Modification and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Parent, the Company and the Securityholders’ Representative or, after the Closing Date, by Parent and the Securityholders’ Representative. Any such amendment, modification, extension or waiver shall be in writing. The waiver by a party hereto of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

10.5 Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal Law apply). Each of the parties hereby irrevocably submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any court of the State of Delaware or the United States District Court for the District of the State of Delaware) for the purpose of any Action arising out of this Agreement, or any of the Transaction Documents, brought by or against any other party hereto or thereto, and hereby irrevocably agrees (a) that all claims in respect of any such Action may be heard and determined in any such court and (b) not to commence any Action relating to this Agreement in any other court or before any other Governmental Body. Each party irrevocably and unconditionally waives and agrees not to assert in any such Action, in each case to the fullest extent permitted by applicable Law, (i) any objection to the laying of venue of any such Action brought in any such court, (ii) any claim that such party is not personally subject to the jurisdiction of any such court, or (iii) any claim that any such Action has been brought in an inconvenient forum (if brought in any such court). Each party certifies and acknowledges that (A) no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation under this Section 10.5, seek to enforce any of the foregoing waivers, (B) it understands and has considered the implications of such waivers and (C) it makes such waivers voluntarily. Each party agrees that service of any process, summons, notice or document in accordance with the provisions of Section 10.2 shall be effective service of process for any Action brought against such party in any such court. Notwithstanding the foregoing, each party agrees that a final judgment in any such Action brought in any such court shall be conclusive and binding upon such party and may be enforced in any other court to whose jurisdiction such party is or may be subject, by suit upon such judgment.

10.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Performance Guaranty; Party Obligations. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub at and prior to the Effective Time under this Agreement in accordance with the terms hereof. Whenever this Agreement or any Transaction Document requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

10.8 Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.9 Severability. If any term or other provision of this Agreement (or portion thereof) or the application of any such term or other provision (or portion thereof) to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced pursuant to any applicable Law or public policy, all other terms and provisions of this Agreement (or remaining portion of such term or other provision) will nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any term or other provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a legally acceptable manner to the end that Transactions are fulfilled to the greatest extent possible.

10.10 Counterparts; Third-Party Beneficiaries. This Agreement may be executed in two or more counterparts, including by facsimile transmission, each of which shall be deemed an original, and any Person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same agreement. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and, except as otherwise set forth in this Agreement, this Agreement is not intended to nor will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, in the event that this Agreement is terminated by the Company pursuant to Sections 9.1(c) or 9.1(d), then (a) the Securityholders, acting through the Securityholders’ Representative, shall be beneficiaries of this Agreement and, as provided in Section 9.2 and elsewhere in this Agreement, shall be entitled to pursue all available remedies and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys’ fees, (b) the Securityholders, acting through the Securityholders’ Representative, shall be beneficiaries of Section 10.12 and (c) from and after the Closing, Section 5.4, Section 5.7(f) and the last sentence of Section 5.11 are made for the benefit of the persons referenced therein, as applicable, and Article 2 and Article 10 are made for the benefit of the Securityholders. All of the Persons identified in the immediately preceding sentence shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were signatories to this Agreement.

10.11 Entire Agreement. This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, constitute the entire agreement among the parties hereto with respect to the Transactions and supersede all prior and contemporaneous agreements and understandings, both written and oral, with respect to the subject matter hereof. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the terms and provisions of this Agreement and their sole and exclusive remedies regarding the subject matter of this Agreement shall be remedies available at law or in equity for breach of contract only (as such remedies may be limited by the express terms of this Agreement).

10.12 Specific Performance. The Parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and Damages would be difficult to determine, and the Parties shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at law or in equity. The Parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason (in each case, other than contesting the existence of a breach or threatened breach of this Agreement), nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. The election of the Company to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from subsequently seeking to terminate this Agreement.

10.13 Representation of the Company. Each of the parties to this Agreement hereby acknowledges and agrees, on its own behalf and on behalf of each of its Affiliates and its and their directors, members, partners, officers, employees and Affiliates (and in the case of Parent on behalf of the Parent Indemnitees), that (i) Arnold & Porter LLP represents and/or has represented the Securityholders and their Affiliates (including American Capital) and/or the Company in other matters, (ii) Arnold & Porter LLP may serve as counsel to any and all of the current or former Securityholders, the Securityholders’ Representative and their respective Affiliates (individually and collectively, the “Seller Group”), in connection with any matters related to this Agreement and the Transactions (or the transactions contemplated by the other Transaction Documents), including the negotiation, preparation, execution and delivery of this Agreement and consummation of the Transactions (or the transactions contemplated by the other Transaction Documents) and any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions (or the transactions contemplated by the other Transaction Documents), and each of the parties hereto, to the fullest extent permitted by law, consents to the foregoing and irrevocably waives any conflict of interest arising therefrom, on behalf of such party and each of its Affiliates and its and their directors, members, partners, officers, employees and Affiliates (and in the case of Parent on behalf of the Parent Indemnitees). Parent, Securityholders and the Company (on behalf of itself and its Subsidiaries) also further agree that, as to all communications among Arnold & Porter LLP, the Company, its Subsidiaries, and the Seller Group that relate in any way to the Transactions (or the transactions contemplated by the other Transaction Documents), the attorney-client privilege and the expectation of client confidence belongs to the Company and may be controlled by American Capital and shall not pass to or be claimed by Parent, the Surviving Entity or any of its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Entity or a Subsidiary and a third party other than a party to this Agreement after the Closing, the Surviving Entity and the Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Arnold & Porter LLP to such third party; provided, however, that neither the Surviving Entity nor any Subsidiary may waive such privilege without the prior written consent of American Capital. The Company, Parent and the Surviving Entity further agree that Arnold & Porter LLP and its partners and employees are third party beneficiaries of this Section 10.13.

10.14 Guarantee. Guarantor hereby unconditionally and absolutely guarantees the prompt performance and observation of Parent and Merger Sub for each and every obligation, covenant and agreement of Parent or Merger Sub to be performed prior to, at or in connection with the Closing, including the full and timely payment by Parent of its payment obligations under Section 2.3 or upon delivery of a Letter of Transmittal following the Closing pursuant to Section 2.4 (the “Guaranteed Obligations”). The obligations of Guarantor under this Section 10.14 are continuing and will remain in full force and effect until the Guaranteed Obligations have been performed or paid in full. This is a guarantee of payment, and not of collection, and the Guarantor acknowledges that this guarantee is full and unconditional, and no release or extinguishment of Parent’s obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by the Guarantor. The Guarantor waives, for the benefit of the Company and the Securityholders’ Representative, (a) any right to require the Company or Securityholders’ Representative, as a condition of payment by the Guarantor, to proceed against

Parent or Merger Sub or pursue any other remedy whatsoever, and (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Parent. Guarantor hereby makes the representations and warranties set forth in Sections 4.1 and 4.4, substituting Guarantor for Parent and Merger Sub, and such representations are hereby incorporated herein, mutatis mutandis.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, as of the date first above written.

COMPANY:	AVALON LABORATORIES HOLDING CORP.

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, as of the date first above written.

PARENT:	NORDSON MEDICAL CORPORATION

By:
Name:
Title:

MERGER SUB:	ARRIBA MERGER CORP.

By:
Name:
Title:

GUARANTOR:	NORDSON CORPORATION

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, as of the date first above written.

SECURITYHOLDERS
REPRESENTATIVE:	AMERICAN CAPITAL EQUITY III, LP
	By:	American Capital Equity GP III, LP
	Its:	General Partner
	By:	American Capital Equity Management, LLC
	Its:	General Partner

By:
Name:
Title:

Disclosure Schedule

See attached.

Schedule A

Pro Rata Share

[Note: Final version to be delivered to Parent not later than two days prior to the Closing, pursuant to the Merger Agreement]

SECURITYHOLDER	PERCENTAGE
American Capital Equity III, LP	81.827%
Excalibur Holdings, Inc.	9.570%
Michael Janish	4.107%
John LeRosen	1.484%
Paul Schmeling	0.870%
Pramil Kumar	0.690%
Dana Rodriguez	0.593%
Delfin Rojas	0.252%
Cesar Lucero	0.092%
Ken Jonkman	0.092%
Rick Shorey	0.092%
Igor Fuks	0.084%
Brooke Basinger	0.077%
Chris Knowlton	0.046%
Dwight Buckholtz	0.046%
Dennis Gonzalez	0.038%
Donald Adams	0.038%

Schedule A

Schedule B

Net Working Capital Illustration

Avalon Laboratories - Net Working Capital Illustration

Example of Net Working Capital Calculation as of April 30, 2014

(Using information as presented in the monthly management reporting package as of April 30, 2014)

As of April 30, 2014

	Unadjusted Working Capital	Cash	Income Tax Receivable - Related Party	Accrued Income Tax Liability [2]	Adjusted Working Capital
Cash	$9,284,876	($9,284,876)			$0
Accounts Receivable	3,674,528				3,674,528
Income Tax Receivable - Related Party	1,241,675		(1,241,675)		0
Inventory	4,665,854				4,665,854
Prepaid Expenses and Other	435,496				435,496

Total Current Assets	$19,302,429	($9,284,876)	($1,241,675)	$0	$8,775,878

Accounts Payable[1]	($1,028,834)				($1,028,834)
Accounts Payable - Related Party	0				0
Accrued Compensation	(757,601)				(757,601)

Accrued Income Tax Liability[2]	(603,487)			603,487	0
Other Accrued Liabilities	(142,852)				(142,852)

Total Current Liabilities	($2,532,774)	$0	$0	$603,487	($1,929,287)

Net Working Capital	$16,769,654	($9,284,876)	($1,241,675)	$603,487	$6,846,591

[1]	Excludes any debt related payables or payments of any kind to shareholders.
[2]	Working capital adjustment not intended to include any tax related items.

Schedule B

Schedule C

List of Securityholders

•	American Capital Equity III, LP

•	Excalibur Holdings, Inc.

•	Michael Janish

•	John LeRosen

•	Paul Schmeling

•	Pramil Kumar

•	Dana Rodriguez

•	Delfin Rojas

•	Cesar Lucero

•	Ken Jonkman

•	Rick Shorey

•	Igor Fuks

•	Brooke Basinger

•	Chris Knowlton

•	Dwight Buckholtz

•	Dennis Gonzalez

•	Donald Adams

Schedule C

Exhibit A

CERTIFICATE OF MERGER

See attached.

Exhibit A

Exhibit B

CERTIFICATE OF INCORPORATION

See attached.

Exhibit B

Exhibit C

ESCROW AGREEMENT

See attached.

Exhibit C

Exhibit D

LETTER OF TRANSMITTAL

See attached.

Exhibit D

Exhibit E

WRITTEN CONSENT

See attached.

Exhibit E

Exhibit F

FORM OF NON-SOLICITATION AGREEMENT

See attached.

Exhibit F

Exhibit G

FORM OF SAR RECIPIENT RELEASE

See attached.

Exhibit G